                           OFFER TO PURCHASE FOR CASH
            ALL SHARES OF COMMON STOCK AND UNIT VOTING COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      AND

    ALL SHARES OF SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK
         AND SERIES B CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                          URBAN SHOPPING CENTERS, INC.

                                       AT

                               $48 NET PER SHARE

                                       BY

                            HEAD ACQUISITION, L.P.,
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                           RODAMCO NORTH AMERICA N.V.

                   -----------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, OCTOBER 30, 2000 UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

    A summary of the principal terms of the offer appears on pages (ii) through
(v). You should read this entire document carefully before deciding whether to tender your shares.

                            ------------------------

                               THE DEALER MANAGER
                               FOR THE OFFER IS:

                             CHASE SECURITIES INC.
                                   ----------

OCTOBER 2, 2000

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                   --------
SUMMARY TERM SHEET...............................................        ii

IMPORTANT........................................................        vi

INTRODUCTION.....................................................         1

THE OFFER........................................................         4

1.   Terms of the Offer; Expiration Date.........................         4

2.   Acceptance for Payment and Payment..........................         6

3.   Procedures for Accepting the Offer and Tendering Shares.....         7

4.   Withdrawal Rights...........................................        10

5.   Material Federal Income Tax Consequences....................        11

6.   Price Range of the Shares...................................        11

7.   Possible Effects of the Offer on the Market for the Shares;
     Stock Exchange Listing; Exchange Act Registration; Margin
     Regulations.................................................        12

8.   Certain Information Concerning Urban........................        14

9.   Certain Information Concerning the Head Entities............        16

10.  Background of the Offer; Contacts with Urban................        17

11.  Purpose of the Offer and the Merger; The Merger Agreement;
     Other Agreements; Effects of Inability to Consummate the
     Merger; Statutory Requirements; Appraisal Rights; Plans for
     Urban.......................................................        23

12.  Source and Amount of Funds..................................        47

13.  Dividends and Distributions.................................        48

14.  Conditions of the Offer.....................................        49

15.  Legal Matters; Required Regulatory Approvals................        50

16.  Certain Fees and Expenses...................................        52

17.  Miscellaneous...............................................        52

SCHEDULE I

     Directors and Executive Officers of Rodamco North America
     N.V., Rodamco North America B.V., Hexalon Real Estate, Inc.
     and Head Acquisition Corp...................................        54

                               SUMMARY TERM SHEET

    Head Acquisition, L.P. ("Head Acquisition LP") is offering to purchase all of the outstanding shares of Urban Shopping Centers, Inc.'s ("Urban") stock for $48.00 net per share in cash, without any interest, pursuant to a merger agreement with Urban. The following are some of the questions that you, as a stockholder of Urban, may have and answers to those questions.

    We urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal and Urban's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to stockholders with these materials, because the information in this summary term sheet is not complete. Important additional information is contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Schedule 14D-9.

    Q:  WHO IS OFFERING TO BUY YOUR SECURITIES?

    A: Our name is Head Acquisition LP, a Delaware limited partnership formed solely to make the offer described in this Offer to Purchase. We are an indirect wholly-owned subsidiary of Rodamco North America N.V., a company organized under the laws of the Netherlands ("Rodamco NV"). See the "Introduction" to this Offer to Purchase.

    Q:  WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    A:  We are seeking to purchase:

    - all of the issued and outstanding shares of common stock and unit voting common stock of Urban, including in each case the associated preferred share purchase rights, for $48.00 net per share in cash,

    - all of the issued and outstanding shares of Series A preferred stock of Urban, for $48.00 net per share in cash, and

    - all of the issued and outstanding shares of Series B preferred stock of Urban, for $48.00 net per share in cash.

    See the "Introduction" to this Offer to Purchase for more information about the offer.

    Q: HOW MUCH ARE WE OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL YOU HAVE TO PAY ANY FEES OR COMMISSIONS?

    A: We are offering to pay you $48.00 net per share in cash, without any interest. If you are the registered owner of your shares and you tender your shares to us in our offer, you will not have to pay brokerage fees or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender your shares. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

    Q: IS OUR FINANCIAL CONDITION RELEVANT TO YOUR DECISION TO TENDER YOUR SHARES IN THE OFFER?

    A: We do not believe our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    - only cash consideration is being offered,

    - the offer is not subject to any financing condition, and

    - we are making the offer to purchase all of Urban's issued and outstanding shares.

    Q:  DO WE HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    A: Our affiliate, Hexalon Real Estate, Inc. ("Hexalon"), has received from The Chase Manhattan Bank and Chase Securities Inc. a commitment to lend, subject to the conditions set forth in the commitment letter, up to $1.66 billion to us for the purpose of purchasing the Urban shares pursuant to the offer and providing working capital following the acquisition. Conditions to funding under the bank commitment letter include, among other customary conditions:

    - that there has not occurred any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Rodamco NV and its subsidiaries, taken as a whole, or of Urban and its subsidiaries, taken as a whole,

    - that there has been no material disruption of or material adverse change in financial, banking or capital market conditions that, in the judgment of The Chase Manhattan Bank, could materially impair the syndication of the proposed financing, and

    - that the offer be completed no later than January 25, 2001, and the occurrence of the proposed merger by no later than the earlier of March 31, 2001 and 90 days following the consummation of the Offer. A more complete discussion of the conditions to funding under the bank commitment is contained in Section 12.

    Obtaining financing is not a condition to the completion of the offer. If funds under the proposed financing arrangements are not available, we, Rodamco NV and Hexalon remain obligated to purchase and pay for the shares to the extent the conditions to our offer are satisfied.

    Q:  WHAT DOES THE URBAN BOARD OF DIRECTORS THINK OF THE OFFER?

    A: We are making the offer pursuant to a merger agreement among us, Rodamco NV, Hexalon, Head Acquisition Corp., Urban and Urban Shopping Centers, L.P. (the "Urban OP"). The Urban Board of Directors, acting upon the unanimous recommendation of a special committee, comprised solely of disinterested directors of the Urban Board of Directors, unanimously approved the merger agreement, our offer and the proposed merger of Urban with and into us. The Urban Board of Directors has determined that the merger agreement, the offer, the proposed merger and the other transactions contemplated by the merger agreement, taken together, are fair to, advisable and in the best interests of Urban and its stockholders. See the "Introduction" to this Offer to Purchase.

    Q:  WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

    A:  The most important conditions to the offer are that:

    - Holders of Urban common stock and unit voting common stock validly tender and do not withdraw before the expiration of our offer shares of Urban common stock and unit voting common stock so that, if accepted for payment and purchased by us, will represent 66 2/3% of the voting power entitled to vote on the merger. Pursuant to a voting agreement entered into in connection with the merger agreement, holders of shares and units of partner interest in the Urban OP representing approximately 42% of the voting power entitled to vote on the merger have agreed to tender their shares pursuant to the offer. For purposes of determining whether such 66 2/3% requirement is satisfied, however, these shares (which include certain shares of unit voting common stock that will convert by their terms into shares of Urban common stock upon our purchase of such shares in the offer) will represent approximately 22% of the votes entitled to be cast on the merger,

    - the merger agreement has not been terminated,

    - among other things, there has not occurred any event, change or development that would have a material adverse effect on Urban or its business, and

    - see Sections 1 and 14 which set forth all of the conditions of our offer.

    Q:  HOW DO YOU ACCEPT THE OFFER AND TENDER YOUR SHARES?

    A: To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with the certificates representing your shares, to the Depositary identified in the Letter of Transmittal prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the Depositary in time, you might be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. See Section 3.

    Q: HOW LONG DO YOU HAVE TO DECIDE WHETHER TO TENDER YOUR SHARES INTO THE OFFER?

    A:  You have until 12:00 midnight, New York City time, on Monday,
October 30, 2000. Under certain circumstances, the offer may be extended. If the offer is extended, we will issue a press release announcing the extension on or before the morning of the first business day following the date the offer was then scheduled to expire. See Section 1.

    Q:  IF YOU ACCEPT THE OFFER, WHEN WILL YOU GET PAID?

    A: Provided the conditions to the offer are satisfied and we complete the offer, you will receive a check equal to the number of shares you tendered multiplied by $48.00, subject to any required withholding for federal income tax and stock transfer taxes payable by you, as promptly as practicable following the expiration of the offer. We expect that checks will be mailed out promptly following expiration of the offer. See Section 2.

    Q:  CAN YOU WITHDRAW YOUR PREVIOUSLY TENDERED SHARES?

    A: You may withdraw a portion or all of your tendered shares by delivering written, telegraphic or facsimile notice to the Depositary prior to the expiration of the offer. Further, if we have not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until we accept your shares for payment. Once shares are accepted for payment by us, they cannot be withdrawn. See Section 4.

    Q: IF YOU DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO YOUR SHARES?

    A: If the offer is successful, we expect to complete a merger transaction in which all remaining stockholders of Urban at the time of the proposed merger, other than those that properly assert appraisal rights under Maryland law (discussed immediately below and in Section 11), will receive $48.00 per share in cash for each share, without interest. Following the merger, the separate corporate existence of Urban shall cease and we will continue as the surviving company.

    You should also be aware that, after the offer is consummated and prior to the merger, the number of holders of Urban's common stock may be so small that Urban's common stock may not be eligible for trading on any national securities exchange. Also, depending on the remaining number of stockholders, Urban may cease to comply with the rules of the Securities and Exchange Commission requiring the public filing of periodic reports. These factors may adversely affect the market value of any remaining Urban shares held by the public.

    Q:  ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE PROPOSED
MERGER?

    A: Appraisal rights are not available in the offer. In addition, appraisal rights are not available to the holders of the public common shares or any preferred shares in the proposed merger between us and Urban. However, if holders of the unit voting common stock choose not to tender their shares and the offer is consummated, appraisal rights may be available to them in the proposed merger. If appraisal rights are available and you choose to exercise your appraisal rights and comply with the applicable legal requirements, you will be entitled to the fair value of your shares. The fair value may be more or less than $48.00 per share. See Section 11.

    Q:  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

    A: The receipt of cash by you in exchange for your shares pursuant to the offer or the subsequent proposed merger (or upon exercise of appraisal rights) is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, assuming you hold your shares as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive for the shares you tender and your adjusted tax basis in those shares. You should consult your tax advisor about the particular tax consequences of tendering your shares. See Section 5.

    Q:  WHAT IS THE MARKET VALUE OF YOUR SHARES AS OF A RECENT DATE?

    A: On September 25, 2000, the last full day of trading of Urban's common stock prior to the announcement of the execution of the merger agreement, the reported closing price of Urban's common stock on the New York Stock Exchange was $34.44 per share. The offer price of $48.00 per share represents a premium of 39.4% of the closing price on such day. On September 29, 2000, the last full day of trading before the commencement of the offer, the reported closing price of Urban's common stock on the New York Stock Exchange was $47.50 per share. Please obtain a recent quotation for your shares of Urban common stock prior to deciding whether or not to tender. In addition:

    - Shares of Urban's Series A preferred stock are not publicly traded, but have a liquidation preference of $33.34 per share,

    - Shares of Urban's Series B preferred stock are not publicly traded, but have a liquidation preference of $32.32 per share, and

    - Shares of Urban's unit voting common stock are not publicly traded, but are convertible into an equivalent number of shares of Urban's common stock.

See Section 6 of this Offer to Purchase for more information about trading of Urban's stock.

    Q:  WHO CAN YOU CALL WITH QUESTIONS ABOUT THE OFFER?

    A: You can call MacKenzie Partners, Inc., the Information Agent for the offer, toll-free at (800) 322-2885 with any questions you may have.

                                   IMPORTANT

    Any stockholder desiring to tender shares of Urban's stock should either
(a) complete and sign the letter of transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the letter of transmittal (or such facsimile) and any other required documents to the Depositary and deliver the certificates for such shares to the Depositary along with the Letter of Transmittal (or facsimile thereof) or tender such shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such shares.

    If a stockholder desires to tender shares in the Offer and the certificates representing such shares are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, such stockholder may nevertheless tender such shares by complying with the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

TO:  ALL HOLDERS OF PUBLIC COMMON SHARES, UNIT VOTING
SHARES, SERIES A PREFERRED SHARES AND
    SERIES B PREFERRED SHARES OF URBAN SHOPPING CENTERS, INC.:

                                  INTRODUCTION

    Head Acquisition, L.P., a Delaware limited partnership ("Head Acquisition LP") and an indirect wholly-owned subsidiary of Rodamco North America N.V., a company organized under the laws of the Netherlands ("Rodamco NV"), hereby offers to purchase all of the issued and outstanding (i) shares of common stock, par value $.01 per share (the "Public Common Shares"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated May 5, 1999 (as amended, the "Rights Agreement"), between Urban Shopping Centers, Inc., a Maryland corporation ("Urban"), and First Chicago Trust Company of New York, as Rights Agent, (ii) shares of unit voting common stock, par value $.01 per share (the "Unit Voting Shares" and, together with the Public Common Shares, the "Common Shares"), including the associated Rights,
(iii) shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"), and (iv) shares of Series B Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Shares" and, together with the Series A Preferred Shares, the "Preferred Shares"; the Preferred Shares and the Common Shares, together, the "Shares") of Urban (other than those Shares then owned by Rodamco NV and its affiliates), at a purchase price of $48.00 per Share, net to the seller in cash (less any required withholding taxes), without interest thereon (such amount, or any greater amount per Share paid pursuant to the Offer, the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together, constitute the "Offer"). Unless the context otherwise requires, all references to the Common Shares shall include the associated Rights.

    You will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to you. See Section 3. We will pay all charges and expenses of Chase Securities Inc. ("CSI"), as Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    A SPECIAL COMMITTEE, COMPRISED SOLELY OF DISINTERESTED DIRECTORS (THE "URBAN SPECIAL COMMITTEE") OF THE BOARD OF DIRECTORS OF URBAN (THE "URBAN BOARD OF DIRECTORS"), HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER, THE MERGER (AS DEFINED BELOW) AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, TAKEN TOGETHER, ARE FAIR TO, AND ADVISABLE AND IN THE BEST INTERESTS OF URBAN AND ITS STOCKHOLDERS (OTHER THAN HOLDERS OF UNIT VOTING SHARES), AND VOTED TO RECOMMEND TO THE URBAN BOARD OF DIRECTORS THAT THE URBAN BOARD OF DIRECTORS APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT.

    THE URBAN BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, TAKEN TOGETHER, ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF URBAN AND ITS STOCKHOLDERS AND HAS VOTED TO APPROVE THE MERGER AGREEMENT AND RECOMMEND ACCEPTANCE AND APPROVAL BY THE HOLDERS OF COMMON SHARES OF THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO IN THIS DOCUMENT AND MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES PURSUANT TO THE OFFER. YOU ARE URGED TO CONSULT A

TAX ADVISOR CONCERNING ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE OF SHARES PURSUANT TO THE OFFER.

    We are not required to purchase any Shares unless there are validly tendered and not withdrawn prior to the expiration of the Offer, Common Shares entitled to cast at least 66 2/3% of the votes entitled to be cast on the Merger (the "Minimum Condition"). Pursuant to a voting agreement entered into in connection with the Merger Agreement, holders of Shares and units of the Urban OP that if accepted for payment and purchased by us will represent approximately 42% of the voting power entitled to vote on the Merger have agreed to tender their Shares pursuant to the Offer. For purposes of determining whether the Minimum Condition has been satisfied, however, these Shares (which include certain Unit Voting Shares that will convert by their terms into Public Common Shares upon our purchase of such Shares in the Offer) will represent approximately 22% of the votes entitled to be cast on the Merger. We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and subject to the approval of Urban), to waive or reduce the Minimum Condition. The Offer is also subject to certain other terms and conditions. See Sections 1, 14, and 15.

    We are making the Offer under the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 25, 2000, among Rodamco NV, Hexalon Real Estate, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Rodamco NV ("Hexalon"), Head Acquisition LP, Head Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Hexalon ("Head Acquisition Corp"), Urban and the Urban OP. Pursuant to the Merger Agreement, if Head Acquisition LP and certain of its affiliates shall acquire or otherwise own, pursuant to the Offer or otherwise (including pursuant to the Common Share Option (as defined below)), in the aggregate, Common Shares entitled to cast at least 90% of the votes entitled to be cast on the Merger, Head Acquisition LP shall assign the rights to acquire Shares tendered in the Offer to Head Acquisition Corp, and Head Acquisition Corp shall acquire the Common Shares tendered pursuant to the Offer. If Head Acquisition LP acquires the Common Shares tendered pursuant to the Offer, Urban shall merge (the "Partnership Merger") with and into Head Acquisition LP with Head Acquisition LP surviving in accordance with Maryland General Corporation Law (the "MGCL") and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), pursuant to which each issued and outstanding Share shall be converted into the right to receive the applicable Offer Price upon the terms and conditions provided in the Merger Agreement.

    If Head Acquisition Corp acquires the Shares tendered pursuant to the Offer, Head Acquisition Corp shall merge (the "Corporate Merger") with and into Urban with Urban surviving in accordance with the MGCL and Delaware General Corporation Law (the "DGCL" and together with DRUPLA, "Delaware Law"), pursuant to which each outstanding Share shall be converted into the right to receive the applicable Offer Price upon the terms and subject to the conditions provided in the Merger Agreement. Following the Corporate Merger, Urban shall immediately merge with and into Head Acquisition LP, with Head Acquisition LP surviving, in accordance with the MGCL and Delaware Law (the "Alternative Partnership Merger") (either (a) the Partnership Merger or (b) the Corporate Merger and the Alternative Partnership Merger are collectively referred to as the "Merger").
Section 11 below contains a more detailed description of the Merger Agreement and the consideration payable in the Merger in respect of the Shares. Section 5 below describes the principal federal income tax consequences of the sale or exchange of Shares in the Offer and the Merger.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE STOCKHOLDERS OF URBAN. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

    Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Urban's financial advisor, has delivered to the Urban Special Committee and the Urban Board of Directors a written opinion, dated September 25, 2000, to the effect that, based upon and subject to the assumptions and qualifications set forth in its opinion, as of the date of such opinion, the consideration to be received by holders of Common Shares and Preferred Shares, in the aggregate, pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Hexalon and its affiliates).

    A copy of the Morgan Stanley opinion is included with Urban's
Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed with this document, and stockholders are urged to read the opinion in its entirety which sets forth the procedures followed, matters reviewed and assumptions made by Morgan Stanley.

    The approval and adoption by Urban of the Merger, the Merger Agreement and the other transactions contemplated thereby require the affirmative vote of the holders of Shares casting at least two-thirds of the votes entitled to be cast (the "Urban Stockholder Approval") (such approval being necessary only in the event that the Common Shares purchased pursuant to the Offer represent less than 90% of the votes entitled to be cast on the Merger). See Section 11.

    Urban has informed us that, as of September 25, 2000, there were
(a) 17,781,018 Public Common Shares issued and outstanding (of which all are considered outstanding for financial reporting purposes), (b) 407,935 Unit Voting Shares issued and outstanding (all of which are considered outstanding for financial reporting purposes), (c) 2,999,400 Series A Preferred Shares issued and outstanding and (d) 773,515 Series B Preferred Shares issued and outstanding. Holders of 1,815,646 Public Common Shares and 407,935 Unit Voting Shares have agreed to tender their Shares. Each holder of a Public Common Share is entitled to one vote per share and each holder of a Unit Voting Share is entitled to 25 votes per share. In addition, holders of approximately 2,476,545 common units of limited partnership interest in the Urban OP (the "LP Units") have agreed to convert their LP Units into Public Common Shares and tender those Public Common Shares.

    THE OFFER IS CONDITIONED UPON THE FULFILLMENT OF THE CONDITIONS DESCRIBED IN
SECTION 14 BELOW. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 30, 2000, UNLESS WE EXTEND IT.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase at the Offer Price all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 of this Offer to Purchase on or prior to the Expiration Date (as defined below) subject to the acceptance procedures set forth in Section 2.

    The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, October 30, 2000. We have agreed with Urban that we will not terminate or withdraw the Offer or extend the Expiration Date of the Offer without the consent of Urban; provided, that we may, without the consent of Urban,
(i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer have not been satisfied or earlier waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or (iii) extend the Offer for a total of not more than ten (10) Business Days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under clauses
(i) or (ii) of this sentence if, on such expiration date, the Common Shares validly tendered pursuant to the Offer and not withdrawn are sufficient to satisfy the Minimum Condition but are entitled to cast less than 90% of the votes entitled to be cast on the Merger. So long as the Merger Agreement is in effect, the Offer has been commenced and the conditions to the Offer have not been satisfied or waived, we shall cause the Offer not to expire, subject, however, to our right of termination under the Merger Agreement. We may, in addition, provide a "subsequent offer period" (as contemplated by Rule 14d-11 under the Exchange Act) of not less than three (3) Business Days and not more than ten (10) Business Days following our acceptance for payment of Shares in the Offer; provided, that doing so shall not require any extension of what would otherwise be the final expiration date of the Offer. If we extend the Offer under any of these circumstances, the term "Expiration Date" will mean the time and date at which the Offer, as so extended, will expire.

    If at the Expiration Date, the conditions to the Offer described in
Section 14 of this Offer to Purchase (the "Tender Offer Conditions") have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, we may extend the Expiration Date for an additional period or periods of time until such conditions are satisfied or waived without the consent of Urban, by giving oral or written notice of the extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares. See
Section 4.

    Notwithstanding any other provision of the Offer, neither Head Acquisition LP nor Head Acquisition Corp shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Head Acquisition LP or Head Acquisition Corp to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any tendered Shares if (i) the Minimum Condition shall not have been satisfied or (ii) any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Merger Agreement and prior to the time of acceptance for payment of any such Shares, any of the events specified in paragraphs (a) through (h) of Section 15 hereof shall occur and be continuing or any of the conditions specified therein exists which in the reasonable judgment of Head Acquisition LP or Head Acquisition Corp, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or payment for or the acceptance for payment of the Shares (tendered and not withdrawn pursuant to the Offer). We acknowledge (i) that Rule 14e-1(c) under the

Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and
(ii) that we may not delay purchase of, or payment for (except while awaiting receipt of any governmental approvals specified in Section 15), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

    The rights we reserve in the preceding paragraph are in addition to our rights described in Section 14. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If we make a material change in the terms of the Offer or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York city time.

    The Offer is conditioned upon the satisfaction of the Tender Offer Conditions, including the Minimum Condition. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions, other than as set forth below. In the event that we waive any Tender Offer Condition, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

    Without the prior written consent of Urban, we shall not, and Rodamco NV and Hexalon shall cause us not to (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) modify or amend the Tender Offer Conditions or impose conditions to the Offer in addition to the Tender Offer Conditions, (iv) waive the Minimum Condition, or (v) except as provided above in the second paragraph of this Section 1, extend the Offer if all of the Tender Offer Conditions are satisfied. Without the consent of Urban, Head Acquisition LP may (a) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer have not been satisfied or waived; (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer; or (c) extend the Offer for a total of not more than 10 business days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under the preceding clauses
(a) and (b) if, on such expiration
date, the Common Shares validly tendered pursuant to the Offer and not withdrawn are sufficient to satisfy the Minimum Condition but, together with all other Common Shares owned by the Head Entities, are entitled to cast less than 90% of the votes entitled to be cast on the Merger.

    Urban has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

    Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all of the Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in
Section 14. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of Shares pending receipt of any regulatory or governmental approvals specified in Section 15. For information with respect to regulatory approvals that we are required to obtain prior to the completion of the Offer, see Section 15.

    In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer of such Shares; and (c) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

    For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn if, as and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering stockholders.

    UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If we do not purchase any tendered Shares pursuant to the Offer for any reason or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, WE INCREASE THE PRICE OFFERED TO HOLDERS OF SHARES IN THE OFFER, WE WILL PAY THE INCREASED PRICE TO ALL HOLDERS OF SHARES THAT WE PURCHASE IN THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED BEFORE THE INCREASE IN PRICE.

    We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries (wholly-owned or otherwise) the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDER OF SHARES

    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date or (b) you must comply with the guaranteed delivery procedures set forth below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND SOLE RISK, AND DELIVERY WILL BE CONSIDERED MADE ONLY WHEN THE DEPOSITARY ACTUALLY RECEIVES THE SHARE CERTIFICATES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

    The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

    A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

GUARANTEED DELIVERY

    If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

    (a) your tender is made by or through an Eligible Institution;

    (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

    (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange ("NYSE") is open for business.

    You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

BACKUP FEDERAL INCOME TAX WITHHOLDING

    Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those stockholders pursuant to the Offer. To prevent backup federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 11 of the Letter of Transmittal.

TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; HEAD ACQUISITION LP'S ACCEPTANCE CONSTITUTES AN AGREEMENT

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Head Acquisition LP that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in
(i) Shares and will deliver or cause to be delivered such Shares for the purpose of tendering to Head Acquisition LP within the period specified in the Offer, or
(ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to Head Acquisition LP within the period specified in the Offer.
Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Head Acquisition LP's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Head Acquisition LP or Head Acquisition Corp, as applicable, upon the terms and subject to the conditions of the Offer.

APPOINTMENT AS PROXY

    By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Urban's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designees must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

DETERMINATION OF VALIDITY

    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

    Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of Head Acquisition LP nor any of its affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

    Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date.

    If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this document, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, and otherwise comply with the Book Entry Transfer Facility's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Head Acquisition LP nor any of its affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

    Your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, if you sell or exchange your Shares for cash in the Offer or the Merger, you will generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. Any recognized gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held the Shares for more than one year, or will be short term if, as of such date, you have held the Shares for one year or less.

    The discussion above may not be applicable to certain types of stockholders, including stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, dealers or brokers, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies).

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6.  PRICE RANGE OF THE SHARES.

    According to Urban's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Urban 10-K"), the Public Common Shares are principally traded on the NYSE under the symbol "URB." None of the Unit Voting Shares, Series A Preferred Shares or the Series B Preferred Shares, which are also subject to the Offer, are traded in an established public trading market. The following table sets forth, for the periods indicated, the reported high and low sale prices for the Public Common Shares on the NYSE as reported by published financial sources.

                          URBAN SHOPPING CENTERS, INC.

                                                    HIGH             LOW
                                                -------------   -------------
1998
First Quarter.................................     $35.625         $32.125
Second Quarter................................      34.250          31.500
Third Quarter.................................      34.000          30.563
Fourth Quarter................................      33.250          31.313

1999
First Quarter.................................      33.000          28.375
Second Quarter................................      33.000          27.563
Third Quarter.................................      31.875          29.125
Fourth Quarter................................      28.875          24.313

2000
First Quarter.................................      29.188          26.563
Second Quarter................................      34.250          29.000
July 1, 2000 to September 29, 2000............      47.500          33.125

    On September 25, 2000, the last full day of trading of Public Common Shares prior to the announcement of the execution of the Merger Agreement by Rodamco NV and Urban, the reported closing price per Public Common Share on the NYSE was $34.438. On September 29, 2000, the last full day of trading of Public Common Shares prior to the commencement of the Offer, the reported closing price per Public Common Share on the NYSE was $47.500. Holders of Public Common Shares are urged to obtain current market quotations for their shares.

    Under the terms of the Merger Agreement, none of Urban nor any Urban subsidiary is permitted, unless consented to by Hexalon, to declare, set aside or pay any dividends on, or make any other distributions in respect of, any Shares or the partnership interests, stock or other equity interests in any Urban subsidiary that is not directly or indirectly wholly-owned by Urban, except for dividends or distributions on the Preferred Shares and preferred units in the Urban OP, the record date and payment date for which for the quarter ended September 30, 2000 shall in no event be earlier than December 27, 2000, and provided, that Urban may make dividend payments it is required to make by the Code in order to maintain real estate investment trust (as defined in the Code) ("REIT") status and those that are sufficient to eliminate any federal tax liability, the record date for which will be no earlier than December 29, 2000 and no earlier than January 26, 2001. However, pursuant to the Merger Agreement, Urban, each Urban subsidiary and any affiliate of any of them may take or omit to take any action, or permit any status to exist, in order to maintain Urban's status as a REIT under the Code or the status of the Urban OP or any other subsidiary as a partnership for tax purposes for any period.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES

    The purchase of Public Common Shares pursuant to the Offer will reduce the number of Public Common Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Public Common Shares held by the public. The purchase of Public Common Shares pursuant to the Offer can also be expected to reduce the number of holders of Public Common Shares. We cannot predict whether the reduction in the number of Public Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Public Common Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    There is no trading market for the Unit Voting Shares, the Series A Preferred Shares or the Series B Preferred Shares. As of February 22, 2000, all of the issued and outstanding Preferred Shares were held by a single institutional investor.

STOCK EXCHANGE LISTING

    The Public Common Shares may be subject to delisting by the NYSE as a result of completion of the Offer. According to the NYSE's published guidelines, the NYSE would consider delisting the Public Common Shares if, among other things,
(a) the number of record holders of 100 or more Public Common Shares should fall below 1,200; (b) the number of publicly held Public Common Shares (exclusive of holdings of Head Acquisition LP and Head Acquisition Corp and any other subsidiaries or affiliates of Rodamco NV and of officers or directors of Urban or their immediate families or other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (c) the aggregate market value of such publicly held Public Common Shares (exclusive of Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Public Common Shares pursuant to the Offer or otherwise, the Public Common Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Public Common Shares is discontinued, the market for the Public Common Shares could be adversely affected.

    If the NYSE were to delist the Public Common Shares, it is possible that the Public Common Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Public Common Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Public Common Shares remaining at such time, the interest in maintaining a market in the Public Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of Public Common Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Public Common Shares or whether it would cause future market prices to be greater or less than the Offer Price.

EXCHANGE ACT REGISTRATION

    The Public Common Shares are currently registered under the Exchange Act. Such registration may be subject to termination as a result of completion of the Offer. Registration of the Public Common Shares may be terminated upon application by Urban to the SEC if the Public Common Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Public Common Shares. Termination of registration of the Public Common Shares under the Exchange Act would substantially reduce the information that Urban would be required to furnish to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to Urban. If the Public Common Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Urban. In addition, the ability of "affiliates" of Urban and persons holding "restricted securities" of Urban to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Public Common Shares under the Exchange Act were terminated, the Public Common Shares would no longer be "margin securities" or eligible for stock exchange listing or NASDAQ reporting.

    If registration of the Public Common Shares is not terminated prior to the Merger, then the registration of the Public Common Shares under the Exchange Act and the listing of the Public Common Shares on the NYSE will be terminated following the completion of the Merger.

    Other than the Public Common Shares, no other Shares are currently registered under the Exchange Act.

MARGIN REGULATIONS

    The Public Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which have the effect, among other things, of allowing brokers to extend credit on the collateral of the Public Common Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Public Common Shares and the number and market value of publicly held Public Common Shares, following the purchase of Public Common Shares pursuant to the Offer, the Public Common Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Public Common Shares under the Exchange Act were terminated, the Public Common Shares would no longer constitute "margin securities."

8.  CERTAIN INFORMATION CONCERNING URBAN.

    Urban's principal executive offices are located at 900 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611. Its telephone number at such offices is (312) 915-2000. The following description of Urban and its business and the selected financial information set forth below have been taken from the Urban 10-K and are qualified in their respective entireties by reference to the Urban 10-K.

    Urban is engaged principally in the business of owning, acquiring, managing, leasing, developing and redeveloping super-regional and regional malls located throughout the United States. Substantially, all of Urban's assets and interests in investment properties are held by, and substantially all of its operations are conducted through, the Urban OP. In addition, Urban owns an interest in Urban Retail Properties Co., a Delaware corporation (the "Urban Management Company"), which according to the Urban 10-K, is one of the largest retail property managers in the nation.

    Urban was incorporated under the laws of the State of Maryland and was organized to qualify as a real estate investment trust ("REIT") under Sections 856-860 of the Code. Under the Code, a REIT must meet certain criteria, including requirements (a) that certain percentages of its gross income be derived from specific sources, (b) that it distribute annually to its shareholders at least 95% of its REIT taxable income (as defined in the Code), and (c) that it not have five or fewer shareholders of specified types who own more than 50% of the total value of its stock.

                         SELECTED FINANCIAL INFORMATION

    Set forth below is a summary of certain consolidated financial information with respect to Urban and its consolidated subsidiaries, excerpted or derived from the information contained in the Urban 10-K and Urban's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000. More comprehensive financial information is included in such reports and other documents filed by Urban with the SEC. The financial information summary set forth below is qualified in its entirety by reference to such reports and other documents filed with the SEC and all of the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC in the manner set forth below.

                          URBAN SHOPPING CENTERS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                      SIX MONTHS ENDED                     YEAR ENDED
                                                               -------------------------------   -------------------------------
                                                                  JUNE 30,         JUNE 30,       DECEMBER 31,     DECEMBER 31,
                                                                    2000             1999             1999             1998
                                                               --------------   --------------   --------------   --------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Shopping center revenues:
    Minimum rents...........................................    $    78,858      $    66,007      $   142,879      $   118,290
    Percentage rents........................................          1,826            1,526            9,200            7,322
    Recoveries from tenants.................................         43,770           36,164           76,282           65,108
    Other...................................................          5,541            4,022           12,402            6,866
                                                                -----------      -----------      -----------      -----------
                                                                    129,995          107,719          240,763          197,586
    Interest income.........................................            196              377              971            1,103
                                                                -----------      -----------      -----------      -----------
                                                                    130,191          108,096          241,734          198,689
                                                                -----------      -----------      -----------      -----------
Expenses:
    Shopping center expenses................................         45,833           39,178           84,096           72,538
    Mortgage and other interest.............................         34,114           26,234           60,226           43,751
    Ground rent.............................................          2,300            2,229            4,484            4,596
    Depreciation and amortization...........................         28,253           23,109           50,784           41,463
    General and administrative..............................          3,101            2,921            6,171            4,829
    Write-off of assets.....................................             --            1,393            1,668              186
                                                                -----------      -----------      -----------      -----------
                                                                    113,601           95,064          207,429          167,363
                                                                -----------      -----------      -----------      -----------
      Operating income......................................         16,590           13,032           34,305           31,326
Income from unconsolidated partnerships.....................          7,034            5,409           12,858           10,778
Income from the Management Company..........................          2,193              308            1,183              264
                                                                -----------      -----------      -----------      -----------
      Income before other gains, minority interest and
        extraordinary items.................................         25,817           18,749           48,346           42,368
Other gains.................................................            259               --              632              479
Minority interest...........................................        (11,898)          (5,951)         (17,877)         (13,540)
                                                                -----------      -----------      -----------      -----------
      Income before extraordinary items.....................         14,178           12,798           31,101           29,307
Extraordinary items (net of taxes and minority interest)....             --           (1,618)          (1,618)              --
                                                                -----------      -----------      -----------      -----------
      Net income............................................         14,178           11,180           29,483           29,307
Dividends on preferred stock................................         (4,452)          (4,226)          (8,452)          (6,359)
                                                                -----------      -----------      -----------      -----------
      Income applicable to common and unit voting common
        stock...............................................    $     9,726      $     6,954      $    21,031      $    22,948
                                                                ===========      ===========      ===========      ===========
Basic income per common and unit voting common share:
    Before extraordinary items..............................    $       .54      $       .48      $      1.26      $      1.29
    Extraordinary items.....................................             --             (.09)            (.09)              --
                                                                -----------      -----------      -----------      -----------
      Net income............................................    $       .54      $       .39      $      1.17      $      1.29
                                                                ===========      ===========      ===========      ===========
Diluted income per common and unit voting common share:
    Before extraordinary items..............................    $       .53      $       .47      $      1.25      $      1.27
    Extraordinary items.....................................             --             (.09)            (.09)              --
                                                                -----------      -----------      -----------      -----------
      Net income............................................    $       .53      $       .38      $      1.16      $      1.27
                                                                ===========      ===========      ===========      ===========
Weighted-average common and unit voting common shares
  outstanding:
    Basic...................................................     18,088,627       17,895,881       17,910,152       17,744,072
                                                                ===========      ===========      ===========      ===========
    Diluted.................................................     18,263,395       18,106,836       18,096,529       18,013,943
                                                                ===========      ===========      ===========      ===========
Dividends declared and paid per common and unit voting
  common share..............................................    $      1.18      $      1.12      $      2.24      $      2.10
                                                                ===========      ===========      ===========      ===========

                                                                     SIX MONTHS ENDED                    YEAR ENDED
                                                               -----------------------------   -------------------------------
                                                                         JUNE 30,               DECEMBER 31,     DECEMBER 31,
                                                                           2000                     1999             1998
                                                               -----------------------------   --------------   --------------
BALANCE SHEET DATA:
Working capital.............................................            $   (41,877)            $   (30,429)     $   (17,348)
Total assets................................................              1,899,415               1,848,318        1,411,410
Mortgage notes payable......................................              1,130,339               1,080,452          765,501
Total liabilities...........................................              1,353,171               1,290,382          955,397
Total stockholders' equity..................................                305,802                 312,919          326,274

    Urban files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Urban's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http: www.sec.gov.

    Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Urban or any of its subsidiaries or affiliates or for any failure by Urban to disclose events which may occur or may have occurred or may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE HEAD ENTITIES.

    Head Acquisition LP and Head Acquisition Corp are indirect wholly-owned subsidiaries of Rodamco NV organized solely for the purpose of consummating the Offer and the Merger. Hexalon, an indirect majority-owned subsidiary of Rodamco NV, is the sole general partner of Head Acquisition LP and Head Acquisition LP is the sole shareholder of Head Acquisition Corp. Head Acquisition LP and Head Acquisition Corp currently have no business operations. Rodamco NV is a property investment company operating in the U.S. and is one of the largest property companies quoted on the Amsterdam Stock Exchange. It owns three major categories of assets: the core portfolio, the private ventures and the public equities. The core portfolio consists of 16 super-regional shopping malls located across the U.S. and an office building in New York City. The private venture portfolio consists of investments in six private real estate companies and the public equities portfolio consists of shares in two public real estate companies. The principal business of each of Rodamco NV and Rodamco BV is to make direct and indirect investments in capital, including, but not limited to investing in real estate companies in the U.S. The principal business of Hexalon, which was created as a means for Dutch investors to invest in U.S. real estate, is primarily to make direct investments in shopping centers and office buildings and secondarily to make indirect investments in shares of real estate companies. Hexalon elects annually to be taxed as a real estate investment trust under the Code for U.S. income tax purposes.

    The principal executive offices of Hexalon, Head Acquisition LP and Head Acquisition Corp are located at 950 East Paces Ferry Road, Suite 2275, c/o Hexalon, Atlanta, Georgia 30326. Their telephone number at such offices is
(404) 266-1002. Hexalon, Head Acquisition LP and Head Acquisition Corp are all organized under the laws of the State of Delaware. Hexalon is a majority-owned subsidiary of and is controlled by Rodamco BV. Rodamco BV is a wholly-owned subsidiary of Rodamco NV. The address of each of Rodamco NV and Rodamco BV is Coolsingel 120, Postbus 973 NL-3000 AZ Rotterdam, the Netherlands. The telephone number of each of Rodamco NV and Rodamco BV is 10-224-27-08.

    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Rodamco NV, Rodamco BV, Hexalon and Head Acquisition Corp are set forth in Schedule I.

    Hexalon is not subject to the information and reporting requirements of the Exchange Act and as a result is not required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (a) none of Rodamco NV, Rodamco BV, Hexalon, Head Acquisition LP or Head Acquisition Corp (collectively, the "Head Entities") nor any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the Head Entities or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Urban; (b) none of the Head Entities nor, to the Head Entities' knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Urban during the past 60 days; (c) none of the

Head Entities nor, to the Head Entities' knowledge, any of the persons listed in
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Urban (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations) (except as contemplated by the Voting Agreement attached as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO filed by the Head Entities with the SEC of which this Offer to Purchase forms a part); (d) since September 1998, there have been no transactions which would require reporting under the rules and regulations of the SEC among the Head Entities or any of their subsidiaries or, to the Head Entities' knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Urban or any of its executive officers, directors or affiliates, on the other hand; and (e) since September 1998, there have been no contacts, negotiations or transactions among the Head Entities or any of their subsidiaries or, to the Head Entities' knowledge, any of the persons listed in Schedule I hereto, on the one hand, and Urban or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. In addition, none of the Head Entities nor to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

10. BACKGROUND OF THE OFFER; CONTACTS WITH URBAN.

    On July 16, 1999, Rodamco North America N.V. was formed in connection with the restructuring of an affiliated entity, Rodamco N.V., a company organized under the laws of the Netherlands that had extensive real estate investments throughout Europe, Asia and the United States. The restructuring established Rodamco NV as a stand-alone company with a portfolio of real estate investments focused in the United States and consisting primarily of investments in
(i) regional malls, (ii) REIT securities and (iii) private operating companies. As part of the restructuring, Rodamco NV initiated a business strategy to concentrate on its core portfolio of regional malls. Principal elements of this strategy included:

    - pursuing opportunities to expand and diversify Rodamco NV's investment portfolio, with particular emphasis on high-quality regional shopping centers, and

    - assuming on-site management responsibility for selected assets.

Messrs. Gerald E. Egan, the Chairman and Chief Executive Officer of Rodamco NV, and Daniel S. Weaver, the Chief Financial Officer of Rodamco NV, are the members of Rodamco NV's management primarily responsible for directing the implementation of this strategic plan.

    RREEF America LLC, a real estate investment manager based in Chicago, Illinois ("RREEF"), provides real estate advisory services in the areas of research, acquisitions, property management, leasing, financing, development and dispositions. RREEF advised Rodamco NV in connection with its restructuring process and the development of a growth strategy in the United States. Since the restructuring, Rodamco NV has engaged RREEF to manage certain properties and to explore strategic investment and acquisition opportunities for Rodamco NV. RREEF is beneficially owned by RoProperty Investment Management N.V., which is an affiliate of Rodamco NV.

    In November 1999, Mr. H. Patrick Hackett, Jr., a Principal of RREEF, contacted Mr. Matthew S. Dominski, the Chief Executive Officer of Urban, to explore the possibility of pursuing a stock-for-stock transaction in which Urban and Rodamco NV would merge. The specific terms of such a business combination, including pricing and structure, were not discussed. In response to this inquiry, Mr. Dominski indicated that Urban was not interested in pursuing such a transaction.

    On April 16, 2000, Mr. Hackett met in Chicago, Illinois with Mr. Dominski, in order to gauge whether Urban would be interested in discussing a transaction in which Rodamco NV would make a substantial equity investment in Urban or acquire the company for cash. At this meeting, Messrs. Hackett and Dominski decided that Mr. Hackett should arrange a meeting between Messrs. Dominski and Egan.

    On April 18, 2000, Messrs. Egan, Hackett and Dominski met in Chicago, Illinois. They discussed in general the respective businesses, strategic direction, services, market presence, value and management personnel of their companies. Mr. Egan indicated that Rodamco NV would prefer that any relationship between Rodamco NV and Urban take the form of an acquisition by Rodamco NV. At the meeting, Mr. Dominski expressed his view that any such acquisition would have to be structured as an all cash transaction with a minimum purchase price of $50.00 per share. Mr. Dominski informed Mr. Egan that he would explore the possibility of a transaction involving Rodamco NV with Judd D. Malkin, and Neil
G. Bluhm, the Co-Chairmen of the Urban Board of Directors. Messrs. Malkin and Bluhm are also the Chairman and President, respectively, of JMB Realty Corporation ("JMB").

    Between April 18, 2000 and June 26, 2000, management of Urban, Rodamco NV and RREEF communicated on numerous occasions to discuss the structure, pricing, tax, business integration, corporate governance and control, liquidity and other issues involved in a potential transaction. During the course of these discussions, Mr. Hackett indicated that, subject to receipt and review of more detailed financial information, Rodamco NV believed that Urban's shares should be valued at $43.50 per share in any merger transaction. Representatives of Urban responded that this valuation was unacceptably low, and suggested that Rodamco NV's analysis understated the value of certain aspects of Urban's business including its property management and development operations. Rodamco NV agreed to continue with its valuation analysis.

    On May 1, 2000, Rodamco NV formally engaged CSI to act as its financial advisor in connection with a potential acquisition of Urban. CSI had been advising Rodamco NV on pursuing strategic transactions, including a possible acquisition of Urban, since October 1999.

    During May and June, 2000, representatives of RREEF, Urban and JMB met to discuss Rodamco NV's proposed acquisition of Urban and the consequences of the transaction to limited partners of the Urban OP, including limited partners affiliated with JMB (the "JMB Affiliates"). Over the course of these meetings, the parties outlined a potential transaction in which Rodamco NV or its affiliates would acquire all of the capital stock of Urban and the limited partners in the Urban OP would receive a significant cash distribution from the Urban OP. In addition, the parties discussed that the Urban OP would maintain sufficient nonrecourse debt for inclusion in the limited partners' tax basis. The parties further discussed various economic rights associated with the JMB Affiliates' interest in the Urban OP after the proposed acquisition, including distribution and put rights. At these meetings, the parties also considered ongoing restrictions on the Urban OP's ability to transfer certain properties to the extent the transfer would have adverse income tax consequences on the limited partners.

    On June 26, 2000, Messrs. Egan and Hackett met with Messrs. Dominski, Malkin, Bluhm and Rigel Barber, an Executive Vice President of JMB, in Chicago, Illinois to discuss a proposed acquisition of Urban by Rodamco NV. At this meeting, Messrs. Egan and Hackett suggested that, based on information received by Rodamco NV to that date, Rodamco NV's preliminary valuation for Urban translated into a price per fully diluted share of $47.65. No agreement or understanding on price was reached at this meeting. At that time, Urban and Rodamco NV decided to enter into a confidentiality agreement before proceeding with any further discussions.

    On July 6, 2000, Urban and Rodamco NV signed a confidentiality agreement pursuant to which Urban agreed to provide Rodamco NV and its advisors with access to certain financial and other information relating to Urban. The confidentiality agreement prohibited Rodamco NV, absent the approval of the Urban Board of Directors, from acquiring Urban's securities or soliciting proxies for a period of eighteen (18) months.

    On July 7, 2000, Rodamco NV provided Urban with a request for documents and other information relating to Urban. Shortly thereafter, Rodamco NV, RREEF and Rodamco NV's outside auditors and legal counsel commenced their business, legal and financial due diligence.

    On August 2, 2000, Messrs. Weaver and Hackett traveled to New York, New York to meet with representatives of CSI to discuss arrangements for the financing of the proposed acquisition. Following the meeting, representatives of Rodamco NV, CSI and Chase discussed on numerous occasions throughout August 2000 and September 2000 the terms and conditions pursuant to which CSI and Chase would lead the financing of the acquisition.

    On August 8, 2000, immediately prior to a regularly scheduled meeting of the Urban Board of Directors, Mr. Dominski advised the directors that Rodamco NV had approached Urban about a possible transaction and that Rodamco NV was conducting a due diligence investigation of Urban under the terms of a confidentiality agreement. Mr. Dominski indicated that Rodamco NV was considering a proposal to purchase Urban for a cash price per Common Share in excess of $47 and that the JMB Affiliates holding limited partnership interests in the Urban OP were willing to consider such a transaction on the terms generally discussed so long as they could continue to participate as investors in the combined company.
Mr. Dominski suggested that if a specific transaction proposal were to be made by Rodamco NV the Urban Board of Directors would form a special committee of directors who did not hold limited partnership interests in the Urban OP (or, therefore, Unit Voting Shares) and who were independent of management and JMB. In anticipation of a possible transaction proposal, Urban director John E. Neal contacted Skadden, Arps on August 15, 2000 to discuss that firm's engagement as counsel to the special committee, should one be formed. Mr. Neal also contacted Morgan Stanley about the possibility of retaining that firm as financial advisor to the special committee and requested a proposed engagement letter.

    From the middle of July, 2000 through the end of August, 2000, Rodamco NV and its outside advisors, including CSI, continued their due diligence review of Urban and its operations. During this time, representatives of Rodamco NV, RREEF and Urban continued discussions about the structure and terms of a proposed acquisition. These discussions included Winston & Strawn and Arnall, Golden & Gregory, L.P., legal counsel to Rodamco NV, Mayer, Brown & Platt, legal counsel to Urban, and Kirkland & Ellis, legal counsel for the proposed transaction to the Urban OP and the JMB Affiliates.

    On August 28, 2000, the Supervisory Board of Directors of Rodamco NV met in the Netherlands. At that meeting, Messrs. Egan, Weaver and Hackett made presentations to the Supervisory Board of Directors regarding the structure, terms and rationale for the proposed acquisition of Urban. Representatives of Rodamco NV's financial and legal advisors also made presentations to the Supervisory Board of Directors regarding certain financial and structural issues. At the conclusion of the meeting, the Supervisory Board of Directors requested additional information relating to the proposed transaction. No formal action was taken at such time. Following the meeting with the Supervisory Board of Directors, management of Rodamco NV provided the additional information requested by the Supervisory Board of Directors.

    On September 4, 2000, the Supervisory Board of Directors of Rodamco NV met again to discuss the proposed acquisition of Urban. Messrs. Egan, Weaver, Hackett and CSI made presentations at the meeting. At the conclusion of the meeting, the Supervisory Board of Directors approved an acquisition of Urban by Rodamco NV at a price of up to $48.00 per share, subject to the negotiation and execution of definitive documentation.

    On September 5, 2000, Rodamco NV submitted a non-binding proposal to Urban to acquire all of the outstanding shares of stock of Urban at an all-cash price of $48.00 per share. Rodamco NV proposed to accomplish the acquisition in a two-step transaction consisting of a tender offer by Rodamco NV for all of the outstanding shares of stock of Urban followed by a merger between Urban and a subsidiary of Rodamco NV in which Urban's remaining stockholders would receive the same cash consideration paid for the shares in the tender offer. Rodamco NV also proposed that simultaneously with the completion of the merger, the partnership agreement of the Urban OP would be amended and restated. In connection with such amendment and restatement, Rodamco NV proposed to offer holders of common units of limited partnership interest in the Urban OP, including the JMB Affiliates, the opportunity to receive a cash distribution in respect of their units equal to $38.40 times the number of currently outstanding common units of limited partnership interests and retain a reduced minority partnership interest in the Urban OP. Alternately, Rodamco NV proposed that holders of such units could elect to exchange such units for shares of common stock that would be acquired in the offer and the merger. Rodamco NV also proposed that those holders remaining in the Urban OP would receive, in respect of their continuing interest in the Urban OP, (i) a priority distribution at a rate of 8% per annum, (ii) an allocation of 40% of the tax depreciation associated with the properties currently owned by the Urban OP and (iii) an agreement to maintain partnership nonrecourse liabilities at specified levels. Rodamco NV also proposed that four existing properties of the Urban OP (Water Tower, Old Orchard, Copley Place, and Main Place) would not be sold or transferred unless the limited partners were indemnified against any adverse income tax consequences resulting from such transfer. Finally, Rodamco NV indicated in its proposal that Urban's disclosure of the proposal, whether for purposes of soliciting alternative proposals or otherwise, to any third party other than Urban's officers, directors and advisors would result in the immediate withdrawal of the proposal.

    Also on September 5, 2000, Rodamco NV's legal counsel distributed to Urban and its legal counsel a draft merger agreement setting forth the proposed terms of the tender offer and the second step merger. At the same time, a draft of the proposed voting agreement was distributed. On September 8, 2000, Rodamco NV's legal counsel distributed to the same parties a draft of the amended and restated Urban OP partnership agreement.

    On September 6, 2000, the Urban Board of Directors met, reviewed Rodamco NV's proposal, and appointed the Urban Special Committee comprised of directors Neal, Susan Getzendanner, Phillip B. Rooney and James B. Digney with authority to engage financial and legal advisors, and to review the proposal and make a recommendation on the proposal to the Urban Board of Directors.

    Following the meeting of the Board of Directors on September 6, the Urban Special Committee, together with representatives of Skadden, Arps, met to discuss the proposed transaction. The Urban Special Committee designated Mr. Neal as its chairman and Mr. Rooney as its co-chairman in the event of Mr. Neal's absence. In addition, the Urban Special Committee formally retained Skadden, Arps as its counsel and discussed and approved the terms of the engagement of Morgan Stanley as its financial advisor.

    Following the September 6 Urban Special Committee meeting, Mr. Neal and representatives of Skadden, Arps discussed the proposed terms and timing of the transaction with representatives of Morgan Stanley and reviewed the types of financial analyses and other information Morgan Stanley would develop to assist the Urban Special Committee.

    During the week of September 11, 2000, representatives of Urban, the JMB Affiliates and the Urban Special Committee provided extensive comments on the draft agreements.

    During the week of September 18, 2000 to September 22, 2000, Rodamco NV's legal counsel distributed revised drafts of the agreements. During the same week, Rodamco NV, Urban, the Urban Special Committee and the JMB Affiliates through counsel engaged in lengthy negotiations regarding the merger, and the partnership, voting and other related agreements. During these meetings, Rodamco

NV agreed that, in connection with the proposed transaction, certain Rodamco NV's U.S. affiliates and the Urban OP would indemnify the JMB Affiliates if the Urban OP sold or transferred the four properties identified in the original proposal. Rodamco NV also agreed that its U.S. affiliates and the Urban OP would indemnify these partners if the Urban OP failed to maintain a certain level of agreed indebtedness and to allocate such liabilities to its partners in accordance with the terms of the partnership agreement.

    On September 21, 2000, the Urban Special Committee met, together with representatives of Skadden, Arps and Morgan Stanley, to review the terms of the proposed transaction as they had been negotiated to that date. The terms of the draft merger agreement being negotiated were described and discussed, as were the terms of the drafts of the amendment to the Urban OP partnership agreement, a voting agreement between Rodamco NV and affiliates of JMB regarding the transaction, an agreement between Rodamco NV and an insurance brokerage agency owned by JMB affiliates, the proposed termination of non-competition agreements with affiliates of JMB upon effectiveness of the merger, and a purchase agreement whereby Rodamco NV would purchase a JMB affiliate's common stock in the property management company used by the Urban OP.

    The Urban Special Committee discussed the proposed amendment of the Urban OP partnership agreement, the relation of this amendment to the price being offered to Urban stockholders, the tax consequences of the proposed transaction to the limited partners (consisting primarily of the JMB Affiliates) in the Urban OP as a result of the amendment as compared with the tax consequences of the transaction to Urban stockholders. Morgan Stanley presented various analyses of the financial terms of the proposed transaction, the strategic environment for companies similar to Urban and possible alternatives. The Urban Special Committee then considered whether an increase in price could be obtained for Urban's common stockholders.

    The Urban Special Committee adjourned for a meeting on that same date of the Urban Board of Directors at which Urban management reviewed the course of discussions and negotiations with Rodamco NV. Management described the economic and tax consequences of the transaction to Urban stockholders and to the limited partners in the Urban OP who do not convert their limited partnership units into Urban Common Shares to participate in the tender offer and merger. Management also discussed with the Urban Board of Directors the background of the negotiations between the parties as well as its analysis of Urban's current financial condition and business prospects. Representatives of Morgan Stanley described to the Urban Board of Directors their analyses of the financial terms of the proposed transaction. The Urban Board of Directors instructed management to seek, in a manner consistent with successfully concluding the transaction, an increase the price being offered to Urban stockholders and to negotiate a reduction in the proposed breakup fee and expense reimbursement provisions requested in the merger agreement by Rodamco NV.

    Immediately following the September 21 Urban Board of Directors meeting, the Urban Special Committee reconvened. The Urban Special Committee reviewed the background of Rodamco NV's interest in Urban, the attractiveness of selling Urban under current circumstances, the history of the negotiations to date and the prospects of obtaining a higher price for Urban stockholders. The Urban Special Committee directed Skadden, Arps to continue to negotiate definitive agreements for the proposed transaction.

    Between September 21 and 25, 2000, representatives of the Urban Special Committee, Urban, Rodamco NV and JMB continued to negotiate and finalize the terms of the various transaction agreements at the offices of Rodamco NV's legal counsel in Chicago, Illinois. On September 22, 2000 Messrs. Dominski and Bluhm met with Mr. Hackett to discuss the proposed transaction and to seek an increase in the price and a reduction in the proposed breakup fee and expense reimbursement provision in the merger agreement. The discussions concluded with a reduction in the breakup fee and expense reimbursement but without any increase in the price to be paid by Rodamco NV.

    On September 25, 2000, the Urban Special Committee met to consider the proposed transaction with Rodamco NV and to review the terms of the merger agreement, amendment to the Urban OP partnership agreement and related documents. Morgan Stanley then presented its financial analyses of the proposed transaction and delivered its opinion to the Urban Special Committee that, as of September 25, 2000, based on the assumptions and qualifications set forth in its analyses, the consideration to be received pursuant to the merger agreement by holders of Common Shares and Preferred Shares, in the aggregate, was fair from a financial point of view to such holders (other than Hexalon and its affiliates). Following further discussion, the Urban Special Committee by unanimous vote:

    - determined that the merger agreement, the tender offer, the merger and the other transactions contemplated thereby, taken together, were fair to, and advisable and in the best interests of, Urban and its stockholders (other than holders of Unit Voting Shares, as to which no determination was made),

    - recommended that the Board of Directors approve the merger agreement, the tender offer, the merger and the other transactions contemplated thereby, and

    - approved the terminations of the non-competition agreements with certain JMB affiliates at the effective time of the merger, as contemplated by the voting agreement.

    Immediately following the September 25, 2000 meeting of the Urban Special Committee, the Urban Board of Directors convened a meeting to consider the proposed transaction with Rodamco NV. Mr. Neal, as chairman of the Urban Special Committee, reported on the determination of the Urban Special Committee and its recommendation that the Urban Board of Directors approve the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby. Management discussed with the Urban Board of Directors the terms of the final documentation and the conclusion of its negotiations with Rodamco NV and its representatives, including the discussions seeking to increase the price per share. Morgan Stanley reviewed with the Urban Board of Directors its financial analyses of the transaction and delivered its opinion to the Board of Directors that, as of September 25, 2000, based upon the assumptions and qualifications set forth in its analyses, the consideration to be received pursuant to the Merger Agreement by holders of Common Shares and Preferred Shares, in the aggregate, was fair from a financial point of view to such holders (other than Hexalon and its affiliates). Following further discussion, the Urban Board of Directors, by unanimous vote:

    - determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, taken together, are fair to, advisable and in the best interests of Urban and its stockholders,

    - approved the Merger Agreement and recommended acceptance and approval by the holders of Common Shares of the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby,

    - approved the amendment to the Urban OP partnership agreement in its capacity as general partner of the Urban OP,

    - approved all other action necessary to render the dilution provisions of the Urban rights agreement inapplicable to the offer and the merger, without any payment to the holders of the preferred share purchase rights, and

    - subject to the accuracy of representations and covenants made by Hexalon and its affiliates in the Merger Agreement, took all action necessary to waive the application of the ownership limit set forth in the Urban articles of incorporation for the purchase of Common Shares and Preferred Shares pursuant to the Offer, the Merger, the amendment to the Urban OP partnership agreement or otherwise pursuant to the Merger Agreement.

    On September 25, 2000, CSI and Chase delivered to Hexalon an executed commitment letter that set forth the terms and conditions pursuant to which CSI and Chase would lead the financing of the Offer and the Merger.

    On September 25, 2000, management representatives from both companies and their advisors met at the offices of Rodamco NV's legal advisors to finalize certain technical aspects of the transaction documents. In the early evening of September 25, 2000, the parties executed the Merger Agreement. That same evening, the parties issued a joint press release announcing the proposed acquisition.

11. PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; OTHER AGREEMENTS; EFFECTS OF INABILITY TO CONSUMMATE THE MERGER; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; PLANS FOR URBAN.

PURPOSE

    The purpose of the Offer and the Merger is to acquire control of, and all of the stock of, Urban. The Offer, as the first step in the acquisition of Urban, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise.

THE MERGER AGREEMENT

    The Merger Agreement, which has been entered into by Urban, the Urban OP, Rodamco NV, Hexalon, Head Acquisition LP and Head Acquisition Corp, governs both the Offer and the Merger. The following summary description of the Merger Agreement is qualified in its entirety by reference to the agreement itself, filed as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8 above.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer by Head Acquisition LP as promptly as reasonably practicable, but no later than five business days following public announcement by Rodamco NV and Urban of the execution of the Merger Agreement. Head Acquisition LP will pay (a) to each holder of Public Common Shares and each holder of Unit Voting Shares, $48.00 in cash per share; (b) to each holder of Series A Preferred Shares, $48.00 in cash per share; and (c) to each holder of Series B Preferred Shares, $48.00 in cash per share. Option holders will be paid an amount equal to the product of
(i) the number of securities subject to options and (ii) the excess, if any, of $48.00 over the exercise price of such options. See "--The Amendment" below for the treatment of classes of units of partnership interest in the Urban OP.

    The obligation of Head Acquisition LP to accept for payment and pay for Shares validly tendered pursuant to the Offer is subject only to the prior satisfaction of the Tender Offer Conditions. Head Acquisition LP reserves the right from time to time, without the consent of Urban, to waive any conditions, other than the Minimum Condition, and to irrevocably increase the Per Share Amounts, as defined herein. Hexalon has caused Head Acquisition LP to make the Offer to acquire the Shares as set forth in the Introduction above. If Head Acquisition LP shall have the right to acquire, pursuant to the Offer or otherwise, Common Shares entitled to cast at least 90% of the votes entitled to be cast on the Merger, Head Acquisition LP will assign (the "Assignment") its rights and obligations with respect to the Offer and the Merger under the Merger Agreement to Head Acquisition Corp, which will then become obligated to the same extent under the Merger Agreement as Head Acquisition LP.

    The Merger Agreement provides that, without the prior written consent of Urban, Head Acquisition LP will not (a) decrease the Offer Price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought in the Offer, (c) modify or amend the Tender Offer Conditions or impose conditions to the Offer in addition to the Tender Offer Conditions, (d) waive the Minimum Condition or (e) except as described in the following paragraph, extend the Offer if all of the Tender Offer Conditions are satisfied.

    The Offer will expire 20 business days after it is commenced. Head Acquisition LP has agreed with Urban that it will not terminate or withdraw the Offer or extend the Expiration Date without the consent of Urban; provided, that without the consent of Urban, Head Acquisition LP may (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer have not been satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer or (iii) extend the Offer for a total of not more than 10 business days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under clauses (i) or
(ii) above if, on such expiration date, the Common Shares validly tendered pursuant to the Offer and not withdrawn are sufficient to satisfy the Minimum Condition but, together with all other Common Shares owned by the Head Entities, are entitled to cast less than 90% of the votes entitled to be cast on the Merger. So long as the Merger Agreement is in effect, the Offer has been commenced and the Tender Offer Conditions have not been satisfied or waived, Head Acquisition LP shall cause the Offer not to expire, subject, however, to Head Acquisition LP's right of termination under the Merger Agreement. Head Acquisition LP may, in addition, provide a "subsequent offer period" (as contemplated by Rule 14d-11 under the Exchange Act) of not less than 3 business days and not more than 10 business days following its acceptance for payment of Shares in the Offer; provided, that doing so shall not require any extension of what would otherwise be the final expiration date of the Offer.

    DIRECTORS. The Merger Agreement provides that, promptly upon the acceptance for payment and payment for Shares pursuant to the Offer, either Head Acquisition LP or Head Acquisition Corp, as applicable (the "Head Purchaser"), will be entitled to designate such number of directors on the Board of Directors of Urban as will give the Head Purchaser representation on the Board of Directors of Urban in the same proportion as the number of Common Shares accepted for payment and paid for by the Head Purchaser pursuant to the Offer bears to the total number of diluted Common Shares deemed outstanding for financial reporting purposes. Hexalon has agreed that at all times prior to the later of the date the articles of merger or the certificate of merger with respect to the Merger have been accepted for filing by the Maryland State Department of Assessments and Taxation or the Delaware Secretary of State's Office (the "Effective Time"), each of the members of the Urban Special Committee are entitled to remain as members of the Urban Special Committee and the Urban Board of Directors. At such time, Urban will also cause, if requested by the Head Purchaser, (i) each committee of the Board of Directors of Urban, other than the Urban Special Committee, (ii) the board of directors of each subsidiary of Urban and (iii) each committee of each such subsidiary board to include designees of the Head Purchaser constituting up to the same percentage of each such committee or board as the Head Purchaser's designees constitute on the Urban Board of Directors. Following the time directors designated by the Head Purchaser are appointed or elected to the Urban Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors (as defined below) shall be required (and sufficient) to
(i) amend or terminate the Merger Agreement on behalf of Urban, (ii) exercise or waive any of Urban's rights or remedies under the Merger Agreement,
(iii) extend the time for performance of any of the obligations of the Head Purchaser, (iv) take any other action by Urban in connection with the Merger Agreement required to be taken by the Urban Special Committee or the Urban Board of Directors, or (v) take any action by Urban in connection with the transactions contemplated by the Merger Agreement. In the event that the Head Purchaser's designees are elected to the Urban Board of Directors, until the Effective Time, those continuing members of the Urban Board of Directors who are members of the Urban Special Committee on the date of the Merger Agreement and who are neither officers of Urban, nor designees, affiliates or associates (within the meaning of the federal securities laws) of the Head Purchaser are to be deemed "Independent Directors."

    Unless otherwise permitted under the Merger Agreement, any actions permitted or required to be taken by the Urban Board of Directors or Urban pursuant to the Merger Agreement may be taken only upon the approval of both the Urban Board of Directors and the Urban Special Committee.

    THE MERGER. The Merger Agreement provides that if the Offer results in shares being tendered which represent 90% or more of the votes entitled to be cast on the Merger, Head Acquisition Corp will merge into Urban with Urban surviving and then Urban shall be immediately be merged with and into Head Acquisition LP with Head Acquisition LP surviving. The Merger Agreement also provides that if the condition that Common Shares entitled to cast at least 90% of the votes entitled to be cast on the Merger is not satisfied or if the Assignment does not occur, Urban shall be merged with and into Head Acquisition LP. In either case, the separate corporate existence of Urban shall cease and Head Acquisition LP shall continue as the Surviving Entity (the "Surviving Entity"). The closing of the Merger shall occur no later than the third business day following the satisfaction or waiver of the conditions to the Merger contained in the Merger Agreement.

    The Merger Agreement provides that, at the Effective Time, the organizational documents of Head Acquisition LP immediately before the Effective Time will be organizational documents of the Surviving Entity. The officers of Hexalon and Head Acquisition LP shall serve as the officers of the Surviving Entity.

    CONVERSION OF THE SHARES. Subject to the following sentence, at the Effective Time (a) any Shares of capital stock of Urban owned by the Head Purchaser or by any Urban subsidiary will be cancelled and will cease to exist,
(b) holders of Common Shares will have the right to have each of their Common Shares exchanged for the Offer Price, in cash, without interest (the "Common Share Merger Consideration") and (c) holders of Preferred Shares will have the right to have each of their Preferred Shares exchanged for the Offer Price, in cash, without interest (the "Preferred Share Merger Consideration" and, together with the Common Share Merger Consideration, the "Merger Consideration").

    The Surviving Entity or the designated paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares amounts that the Surviving Entity or the paying agent is required to deduct and withhold under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

    STOCK OPTIONS, URBAN OP UNIT OPTIONS AND OTHER AWARDS At the Effective Time, each outstanding option to purchase Common Shares (each, an "Urban Option") granted under Urban's 1993 Option Plan whether or not then exercisable and vested, shall be cancelled and of no further force and effect and the holder of any such option shall be entitled to receive, from and after the Effective Time, an amount in cash without interest (the "Option Cash Out Amount"), equal to the product of (i) the number of Common Shares, provided for in such Urban Option and (ii) the excess, if any, of the Common Share Merger Consideration over the exercise price per share, which cash payment will be treated as compensation and will be net of any applicable tax.

    At the Effective Time, each outstanding earned incentive unit (the "Incentive Units") granted under the Urban OP's 1996 Incentive Unit Program (the "Incentive Unit Program") and each outstanding earned incentive share, including shares for the 2000 performance year which are deemed earned for purposes of the Merger Agreement (the "Incentive Shares" and together with the Incentive Units, the "Incentive Securities") granted under Urban's 1999 Incentive Stock Program and 1999 Supplemental Incentive Stock Program (together, the "Incentive Stock Program" and together with the Incentive Unit Program, the "Urban Incentive Programs")), whether or not then vested, shall be cancelled and of no further force and effect and the holder of any such Incentive Security shall be entitled to receive, from and after the Effective Time, an amount in cash equal to the product of (i) the number of Incentive Securities owned by such holder and
(ii) the Common Share Merger Consideration, which cash payment will be treated as compensation and will be net of any applicable tax.

    Except as may be otherwise agreed to by Head Acquisition LP and Urban, the Urban Option Plan and the Urban Incentive Programs shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the grant of any other interest in respect of the equity interests of Urban or any of its subsidiaries (including, without limitation, the Urban
OP) shall be of no further force or effect and shall be deemed to be terminated as of the Effective Time and no holder of an

Urban Option, Incentive Unit or Incentive Share or any participant in any Urban Option Plan or Urban Incentive Program shall have any right thereunder to acquire any securities of Urban, the Urban OP, the Surviving Entity or any subsidiary thereof.

    STOCKHOLDERS' MEETING. If required by applicable law to consummate the Merger, Urban, acting through the Urban Board of Directors, shall, in accordance with Urban's articles of incorporation and by-laws and applicable law, and provided that the Merger Agreement shall not have been terminated: (A) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Urban Stockholder Meeting") as promptly as reasonably practicable following the acceptance for payment and payment for Shares by Head Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement; (B) as promptly as reasonably practicable, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its commercially reasonable efforts, subject to the terms of the Merger Agreement, (1) to obtain and furnish the information required to be included by the SEC in the proxy or information statement and, after consultation with Hexalon, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto, to be mailed to its stockholders; PROVIDED, that no amendment or supplement to the proxy or information statement will be made by Urban without consultation with Hexalon and its counsel and (2) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (C) subject to the terms of the Merger Agreement, include in the proxy or information statement (i) the recommendation of the Urban Board of Directors that stockholders of Urban vote in favor of the approval of the Merger and the Merger Agreement and (ii) the opinion of Urban's financial advisor.

    However, the Merger Agreement provides that if the Head Entities shall acquire or otherwise own, in the aggregate, Common Shares entitled to cast at least 90% of the votes entitled to be cast on the Merger, pursuant to the Offer or otherwise (including pursuant to the Common Share Option (as defined below)), the parties will take all necessary and appropriate action to cause the Merger of Head Acquisition Corp with and into Urban to become effective as soon as practicable after acceptance for payment of and payment for the Common Shares by Head Acquisition Corp pursuant to the Offer without a meeting of stockholders of Urban. For a discussion of certain terms of the Merger Agreement that increase the likelihood that the Head Purchaser could acquire the minimum number of the outstanding Common Shares as set forth above, see the discussion of the Common Share Option in the immediately following paragraph.

    COMMON SHARE OPTION OF HEXALON. In order to increase the likelihood that Head Acquisition LP and Head Acquisition Corp could acquire the minimum number of Common Shares required to approve the Merger without a stockholders' meeting, Urban has granted Hexalon an irrevocable option (the "Common Share Option") pursuant to the Merger Agreement to purchase for a price of $48.00 per share (the "Per Common Share Option Price") in cash a number of Public Common Shares (the "Optioned Common Shares") equal to the Applicable Common Share Amount. The "Applicable Common Share Amount" is the number of Public Common Shares which, when added to the number of Public Common Shares owned by the Head Entities, in the aggregate, immediately prior to the exercise of the Common Share Option, would result in the Head Entities in the aggregate, owning immediately after the exercise of the Common Share Option no more than 90% of the then outstanding Common Shares; provided, however, that in no event shall the Applicable Common Share Amount exceed 3,520,642 Public Common Shares. Hexalon, Head Acquisition LP or Head Acquisition Corp, as the case may be, may exercise the Common Share Option only if at the time of exercise, it (a) shall have accepted for payment and paid for all Common Shares tendered and not withdrawn pursuant to the Offer,
(b) the Minimum Condition shall have been satisfied and (c) after giving effect to such exercise, the Head Entities would own 90% of the then outstanding Common Shares. The Common Share Option expires, if not exercised prior to the earlier of the Effective Time and 12:00 midnight, Chicago time, five business days after expiration of the Offer.

    REPRESENTATIONS AND WARRANTIES. Urban has made customary representations and warranties to Hexalon, Head Acquisition LP and Head Acquisition Corp in the Merger Agreement with respect to, among other matters, its organization, subsidiaries, capitalization, authority, consents and approvals, conflicts, SEC reports and financial statements, absence of certain changes or events, absence of undisclosed liabilities, employee benefit plans, labor matters, contracts, properties, insurance, related party transactions, litigation, compliance with law, taxes, environmental matters, defaults, intellectual property, the required stockholder vote to approve the Merger Agreement, brokers, and the opinion of its financial advisor. Urban has also made a representation that neither the Rights Agreement nor any anti-takeover statutes will apply to the Merger transactions.

    Hexalon, Head Acquisition LP and Head Acquisition Corp have made customary representations and warranties to Urban with respect to, among other matters, organization, authority, consents and approvals, conflicts, litigation and financing.

    INTERIM BUSINESS OPERATIONS. The Merger Agreement obligates Urban and its subsidiaries, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, to carry on their businesses in the usual, regular and ordinary course in substantially the manner theretofore conducted and to use commercially reasonable efforts to preserve intact their business organizations, goodwill, ongoing businesses and Urban's status as a REIT. The Merger Agreement also contains specific restrictive covenants as to certain activities of Urban and its subsidiaries prior to the Effective Time without the prior written consent of Hexalon relating to, among other things, dividends or other distributions, changes in stock, repurchases or redemptions of securities, issuances or sales of its securities, amendments to Urban's certificate of incorporation or by-laws, liquidation, merger, change of control transactions, material acquisitions or dispositions, indebtedness, tax matters, capital expenditures, discharge of liabilities, material contracts, affiliate contracts, settlement of litigation and claims, employee matters, changes in accounting methods, and certain other material events or transactions.

    NO SOLICITATION. The Merger Agreement provides that Urban will not, and will not permit any of its subsidiaries to, and will not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Urban or any Urban subsidiary to:

    (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Rodamco NV, Hexalon, Head Acquisition LP, Head Acquisition Corp or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than 15% of the assets of Urban and Urban's subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Urban or the Urban OP pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 15% of the assets of Urban and the Urban subsidiaries, taken as a whole, or 15% or more of the equity interest in Urban or the Urban OP (a "Competing Transaction");

    (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or

    (iii) enter into any agreement (written or oral) with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Offer, the Merger, the Amendment and the other transactions contemplated by the Merger Agreement.

    Notwithstanding the foregoing sentence, prior to the expiration of the Offer, if Urban receives a bona fide, written proposal or offer for a Competing Transaction by a Third Party, which the Urban Special Committee determines in good faith (after consulting Urban's independent financial advisor and independent legal counsel) (A) is on terms which are more favorable from a financial point of view to the holders of Shares than the Offer, the Merger, and the other transactions contemplated by the Merger Agreement, (B) is not subject to any material contingency, including any contingency relating to financing, to which neither the Urban Special Committee determines may likely be overcome or addressed nor the other party thereto has reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) is reasonably capable of being consummated (provided, that Urban, including the Urban Special Committee and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation) (a "Superior Competing Transaction"), then Urban may, in response to an unsolicited request therefor and subject to the obligation of Urban to notify Hexalon of the proposed Competing Transaction (including the material terms thereof and the identity of the person making such proposal), furnish information with respect to Urban and the Urban subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to Urban than the confidentiality agreement among Hexalon, Head Acquisition LP, Head Acquisition Corp and Urban.

    PUBLIC ANNOUNCEMENTS. Urban and Rodamco NV have agreed to consult with each other before issuing any press release or other public statements with respect to the Merger Agreement and the transactions contemplated by it, and each has agreed not to issue any such press release or make any such public statement without the prior written consent of the other party, not to be unreasonably withheld or delayed, except as may be required by law or in accordance with any listing agreement with any national securities exchange.

    EFFORTS. Each of Rodamco NV, Hexalon, Head Acquisition LP, Head Acquisition Corp, Urban and the Urban OP has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, the Amendment and the other transactions contemplated thereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any governmental entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemptions from non-governmental third parties; and (iii) the execution and delivery of any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. In addition, each of Rodamco NV, Hexalon, Head Acquisition LP, Head Acquisition Corp, Urban and the Urban OP agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, the Merger Agreement or the transactions contemplated thereby, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement and other documents related thereto entered by any court or other governmental entity vacated or reversed. In addition, from the date of the Merger Agreement through the Effective Time, Urban shall timely file, or cause to be filed, with the SEC all documents required to be so filed.

    EMPLOYEE BENEFIT PLANS. Under the terms of the Merger Agreement, from the Effective Time, Head Acquisition LP will provide benefits to employees of Urban ("Urban Employees") that are substantially similar in all material respects, on a plan-by-plan basis, to the Urban employee benefits plans in which such employees participated prior to the Effective Time for a period of not less than one year. The Merger Agreement also specifies the treatment of pre-existing conditions and service credit with respect to Urban employees who participate in any employee benefit plans of Head Acquisition LP following the Effective Time. In addition, Hexalon has agreed to pay or cause to be paid the amounts due to Urban's senior executive officers under a severance plan applicable to such senior executive officers, which amounts will be approximately $16.6 million in the aggregate.

    TRIGGERED LOANS. Certain mortgage indebtedness may be accelerated as a result of the transactions contemplated by the Merger Agreement and, if so accelerated, must be paid or refinanced. At September 30, 2000, the aggregate outstanding principal balance under this indebtedness was approximately
$584 million.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Urban will, to the fullest extent permitted under applicable law, indemnify and hold harmless and, after the Effective Time, Rodamco NV and Hexalon shall cause the Surviving Entity to, and the Surviving Entity will, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary or agent of Urban or any Urban subsidiary and each such individual who served at the request of Urban or any subsidiary of Urban as a director, officer, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director of Urban or subsidiary of Urban, as applicable, in any case asserted or arising before or after the Effective Time (including the transactions contemplated by the Merger Agreement).

    For six years after the Effective Time, the Surviving Entity shall, and Rodamco NV and Hexalon will cause the Surviving Entity to, cause to be maintained in effect Urban's existing directors' and officers' liability insurance and fiduciary insurance policies with an amount of coverage not less than 100% of the amount of existing coverage, or policies that are no less favorable to the parties indemnified thereunder, and with an amount of coverage not less than 100% of the amount of existing coverage, than the policies which are currently maintained by Urban, with respect to claims arising from facts or events which occurred at or before the Effective Time, so long as such policies are available for an annual premium which is no more than 200% of the current annual premium for the existing policies; provided, that if such policies are not available for an annual premium of no more than 200% of the current annual premium, then policies in an amount and scope as great as can be obtained for an annual premium of 200% of the current annual premium shall be obtained.

    Rodamco NV, Hexalon, Head Acquisition LP and Head Acquisition Corp agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of Urban and Urban's subsidiaries provided for in Urban's articles of incorporation or the by-laws as in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each, a "Claim") asserted or made within such period shall continue until the disposition of such Claim.

    NOTIFICATION OF CERTAIN MATTERS. Each of Urban, Rodamco NV, Hexalon, Head Acquisition LP and Head Acquisition Corp have agreed to promptly notify the others if (a) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (b) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

    TAKEOVER RESTRICTIONS. In the Merger Agreement, Urban has represented that it has taken all appropriate and necessary actions to exempt the Offer, the Merger, the Amendment, the Merger Agreement and the other transactions contemplated by the Merger Agreement from the restrictions of Subtitles 6 and 7 of Title 3 of the MGCL (the "Takeover Statute"). Urban has further represented that Urban and the Urban Board of Directors have taken all appropriate and necessary actions to (A) amend the Urban Rights Agreement to (1) exempt Rodamco NV, Hexalon, Head Acquisition LP and Head Acquisition Corp from the definition of an Acquiring Person (as defined in the Urban Rights Agreement) thereunder due solely to the Merger Agreement and the transactions contemplated thereby (including the Merger and the Offer) and (2) provide that no Distribution Date (as defined in the Urban Rights Agreement) shall be deemed to have occurred as a result of the Merger Agreement or the transactions contemplated thereby (including the Merger and the Offer), (B) render any anti-takeover or other provision contained in Urban's charter or by-laws inapplicable in the Offer, the Merger, the Amendment, the Merger Agreement and the other transactions contemplated by the Merger Agreement and (C) render any and all limitations on ownership of (1) Shares as set forth in Urban's charter and (2) the limited partner interests in the Urban OP as set forth in the Urban OP's current operating agreement, inapplicable to the Offer, the Merger, the Amendment and the other transactions contemplated by the Merger Agreement.

    LIQUIDATING DISTRIBUTION AND TAX TREATMENT. Rodamco NV, Hexalon, Head Acquisition LP, Head Acquisition Corp and Urban shall cause the Partnership Merger or the Alternative Partnership Merger, as the case may be, to be treated, for federal income tax purposes, as a liquidation of Urban into Head Acquisition LP governed by Sections 331 and 562(b) of the Code including, without limitation, filing Urban's final tax returns (which such tax returns shall be filed by Head Acquisition LP) for the period ending on the Effective Time in accordance with such treatment and filing an IRS Form 966 for Urban in accordance with Treasury Regulation Section 1.6043-1. Unless required by law, neither Rodamco NV, Hexalon, Head Acquisition LP and Head Acquisition Corp, on the one hand, nor Urban, on the other hand, will take or omit to take any action, or permit any status to exist, prior to the Effective Time, that would or may jeopardize, or that is inconsistent with, Urban's status as a REIT or the status of the Urban OP or any of its subsidiaries taxed as partnerships, as a partnership for tax purposes, for any period.

    CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Head Acquisition LP or Head Acquisition Corp and Urban to consummate the Merger are subject to the satisfaction or waiver, on or prior to the closing date of the Merger of each of the following conditions:

        (a) if required by the MGCL, the Merger Agreement and the Merger shall have been approved by the Urban stockholders in accordance with the MGCL;

        (b) no governmental entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action the parties to the Merger Agreement shall use their commercially reasonable efforts to vacate or lift) and which prohibits or precludes the consummation of the Merger under applicable law; and

        (c) Head Acquisition LP or Head Acquisition Corp shall have accepted for payment and paid for, pursuant to the terms and conditions of the Offer, all Shares duly tendered pursuant to the Offer and not withdrawn; provided, however, that neither Head Acquisition LP nor Head Acquisition Corp shall be entitled to rely on this condition if either of them shall have failed to accept for payment and pay for Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

    TERMINATION. The Merger Agreement may be terminated and the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger, the Amendment, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement by the Urban stockholders):

    (a) by mutual written consent of Urban and Hexalon;

    (b) by Urban or Hexalon if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such order, decree, ruling, judgment or to reverse such action;

    (c) by Urban, acting under the direction of the Urban Special Committee, if
(i) Head Acquisition LP and Head Acquisition Corp shall have failed to commence the Offer within the five business day period specified in the Merger Agreement,
(ii) if Head Acquisition LP or Head Acquisition Corp terminates or withdraws the Offer without accepting for payment and promptly paying for all Shares validly tendered for payment and not withdrawn thereunder or (iii) the Offer shall have expired (or shall have been required to expire pursuant to the terms of the Merger Agreement) without the acceptance for payment and prompt payment for all Shares validly tendered for payment and not withdrawn thereunder;

    (d) by Urban, acting under the direction of the Urban Special Committee (with the understanding that acceptance of any Superior Competing Transaction would be subject to Maryland law requirements as to approval by the Urban Board of Directors), if it determines to accept a proposal or offer for a Superior Competing Transaction; provided, that the Merger Agreement may not be terminated under this provision unless, not fewer than 48 hours prior to taking such action, Hexalon is notified in writing of the intention to take such action and such Competing Transaction continues to be a Superior Competing Transaction in light of any transaction that may be proposed by Hexalon prior to the expiration of such 48-hour period;

    (e) by Hexalon, prior to the acceptance for payment by Head Acquisition LP or Head Acquisition Corp of Shares pursuant to the Offer, if (i) the Urban Board of Directors or the Urban Special Committee shall have withdrawn or adversely modified its recommendations of the Offer, the Merger or the Merger Agreement (with the understanding, however, that for all purposes of the Merger Agreement, the fact that Urban has supplied any person with information regarding Urban or has entered into discussions or negotiations with such person as permitted by the Merger Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of the Urban Board of Directors' or the Urban Special Committee's recommendation of the Offer, the Merger or the Merger Agreement so long as such actions are in compliance with the non-solicitation provisions summarized above under "--No Solicitation" or
(ii) the Urban Board of Directors or the Urban Special Committee shall have
(A) recommended to the Urban stockholders that they approve a Competing Transaction rather than the transactions contemplated by the Merger Agreement or
(B) determined to accept a proposal or offer for a Superior Competing
Transaction;

    (f) by Hexalon or Urban, (i) if the Offer terminates or expires on account of the failure of any Tender Offer Condition without Hexalon, Head Acquisition LP or Head Acquisition Corp having purchased any Shares thereunder (provided, that the right to terminate the Merger Agreement pursuant to this paragraph (f)(i) shall not be available to any party whose (or whose subsidiary's) failure to fulfill any obligation under the Merger Agreement has been the proximate cause of, or resulted in the failure of any such condition) or (ii) if, within 120 days after the date of the Merger Agreement, the Offer has not been consummated (provided, that the right to terminate the Merger Agreement pursuant to this paragraph (f)(ii) shall not be available to any party whose (or whose subsidiary's) failure to fulfill any obligation under the Merger Agreement has been the proximate cause of the failure of the Offer to be consummated on or prior to such date);

    (g) by Hexalon, prior to the acceptance for payment by Head Acquisition LP or Head Acquisition Corp of Shares pursuant to the Offer, if any of the following events shall occur and be continuing or conditions exists: (i) any of the representations and warranties of Urban contained in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of determination (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), except where the failure to be so true and correct would not reasonably be expected to (A) have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Urban, the Urban OP and Urban's subsidiaries taken as a whole or prevent or materially delay the consummation of the Offer, the Merger or the Amendment or any other transaction contemplated by the Merger Agreement, not including the effect of general economic changes, changes in the U.S. financial markets generally, changes that affect REITs generally and changes that affect the retail industry or retail real estate properties generally (an "Urban Material Adverse Effect") or (B) materially increase the cost of the Offer to Head Acquisition LP and Head Acquisition Corp; or (ii) Urban shall have failed to perform in all material respects each of its agreements contained in the Merger Agreement required to be performed at or prior to the date of determination (any such event or condition, a "Terminating Urban Breach"); provided, however, that if such Terminating Urban Breach is capable of being cured by Urban within 10 days after the occurrence of the Terminating Urban Breach prior to the Effective Time through the exercise of its commercially reasonable efforts and is so cured within such period, so long as Urban continues to exercise such commercially reasonable efforts, Hexalon may not terminate the Merger Agreement under this paragraph (g); or

    (h) by Urban, if any of the following events shall occur and be continuing or conditions exists: (i) any of the representations and warranties of any Head Entity contained in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of determination (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), except where the failure to be so true and correct would not reasonably be expected to prevent or materially delay the consummation of the Offer, the Merger or the Amendment or any other transaction contemplated by the Merger Agreement, not including the effect of general economic changes, changes in the U.S. financial markets generally, changes that affect REITs generally and changes that affect the retail industry or retail real estate properties generally; or (ii) the Head Entities shall have failed to perform in all material respects each of their agreements contained in the Merger Agreement required to be performed at or prior to the date of determination (any such event or condition, a "Terminating Head Breach"); provided, however, that such Terminating Head Breach must be reasonably likely to materially adversely affect the consummation of the Offer, the Merger or the Amendment and if such Terminating Head Breach is capable of being cured by Hexalon prior to the Effective Time through the exercise of its commercially reasonable efforts, so long as Hexalon continues to exercise such commercially reasonable efforts, Urban may not terminate the Merger Agreement under this paragraph (h).

    FEES AND EXPENSES. Except as described below, all costs and expenses incurred in connection with the Offer, the Merger, the Amendment, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs or expenses; provided, that if the Merger is consummated, all expenses of Urban and the Urban OP shall be paid by the Surviving Entity and provided further that any filing fees under the HSR Act shall be split equally between Urban and Hexalon.

    In the event the Merger Agreement is terminated by Hexalon pursuant to the provisions described in paragraph (g) of the foregoing section entitled "Termination," then the Urban OP will pay to Hexalon an amount equal to the Break-Up Expenses (as defined below). If the Merger Agreement (i) is terminated pursuant to paragraph (g)(ii) of the foregoing section as the result of a Terminating Urban Breach and within one year of any such termination Urban or any Urban subsidiary shall consummate a Competing Transaction or Urban or any Urban subsidiary shall enter an agreement or letter of intent (or resolves or announces an intention to do so) providing for a Competing Transaction that is ultimately consummated with a person that had proposed a Competing Transaction to Urban prior to the circumstances giving rise to the Terminating Urban Breach under paragraph (g)(ii) of the foregoing section or (ii) is terminated pursuant to paragraphs (d) or (e) of the foregoing section, then, the Urban OP shall pay to Hexalon, or as directed by Hexalon, an amount equal to the Break-Up Fee (as defined below) plus any Break-Up Expenses. For purposes hereof, the "Break-Up Fee" shall be an amount equal to the lesser of (i) $37,500,000 (the "Fee Base Amount") or (ii) if Hexalon continues to elect to qualify as a REIT, the sum of
(A) the maximum amount that can be paid to Hexalon for the taxable year in which the Merger Agreement is terminated without causing Hexalon to fail to meet the requirements of Section 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and (3) of the Code ("Qualifying Income"), as determined by outside counsel or independent accountants to Hexalon, and (B) in the event Hexalon receives a letter from outside counsel (the "Break-Up Tax Opinion") indicating that Hexalon has received a ruling from the IRS holding that the receipt by Hexalon of the Fee Base Amount would either constitute Qualifying Income as to Hexalon with respect to Hexalon's proportionate share thereof or would be excluded from Hexalon's gross income for purposes of Section 856(c)(2) and (3) of the Code (the "REIT Requirements"), the Fee Base Amount less the amount payable under clause (A) above.

    In the event that Hexalon is not able to receive the full Fee Base Amount, the Urban OP shall place the unpaid amount (i.e., the difference between the Fee Base Amount and the Break-Up Fee) in escrow and shall not release any portion thereof to Hexalon unless and until the Urban OP receives notice from Hexalon to pay the unpaid amount or any fraction thereof, in which event the Urban OP shall pay to Hexalon the requested amount; PROVIDED, that Hexalon shall not have the right to request any such unpaid amounts in excess of (X) the amount set forth in a letter(s) from Hexalon's outside counsel or independent accountants computing the amount that can be paid at that time to Hexalon without causing Hexalon to fail to meet the REIT Requirements for any relevant taxable year or
(Y) the unpaid portion of the Fee Base Amount, if Hexalon has received a Break-Up Tax Opinion indicating that Hexalon's receipt of such unpaid portion would satisfy, in whole or in part, the REIT Requirements. The Urban OP's obligation to pay any unpaid portion of the Break-Up Fee (PROVIDED, that Urban OP has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to the Urban OP) on the date that is five years from the date the Break-Up Fee first becomes due under the Merger Agreement.

    For purposes hereof, the "Break-Up Expenses" shall be an amount equal to the lesser of (i) the out-of-pocket expenses of Hexalon or any of its affiliates (including Rodamco NV) incurred in connection with the Offer, the Merger, the Amendment, the Merger Agreement and the other transactions contemplated by the Merger Agreement (including, without limitation, all attorneys', accountants', investment bankers' and financing sources' fees and expenses) but in no event in an amount greater than $12,500,000 (such amount being referred to in this paragraph as the "Expense Base Amount") or (ii) the sum of (A) the maximum amount that can be paid to Hexalon without causing Hexalon to fail to meet the REIT Requirements determined as if the payment of such amount did not constitute Qualifying Income, as determined by outside counsel or independent accountants to Hexalon and (B) in the event Hexalon receives a Break-Up Tax Opinion indicating that Hexalon has received a ruling from the IRS holding that Hexalon's receipt of the Expense Base Amount would either constitute Qualifying Income as to Hexalon with respect to Hexalon's proportionate share thereof or would be excluded from Hexalon's gross income for purposes of the REIT Requirements, the Expense Base Amount less the amount payable under clause (A) above.

    In the event that Hexalon is not able to receive the full Expense Base Amount, the Urban OP shall place the unpaid amount (i.e., the difference between the Expense Base Amount and the Break-Up Expenses) in escrow and shall not release any portion thereof to Hexalon unless and until the Urban OP receives notice from Hexalon to pay the unpaid amount or any fraction thereof, in which event the Urban OP shall pay to Hexalon the requested amount; PROVIDED, that Hexalon shall not have the right to request any such unpaid amounts in excess of
(X) the amount set forth in a letter(s) from Hexalon's outside counsel or independent accountants computing the amount that can be paid at that time to Hexalon without causing Hexalon to fail to meet the REIT Requirements for any relevant taxable year or (Y) the unpaid portion of the Expense Base Amount, if Hexalon has received a Break-Up Tax Opinion indicating that Hexalon's receipt of such unpaid portion would satisfy, in whole or in part, the REIT Requirements. The Urban OP's obligation to pay any unpaid portion of the Break-Up Expenses (PROVIDED that Urban OP has otherwise complied with its obligations under this provision) shall terminate (and any amount still held in such escrow shall be released to the Urban OP) on the date that is five years from the date the Break-Up Expenses first become due under the Merger Agreement.

    AMENDMENT. The Merger Agreement may be amended by Rodamco NV, Hexalon, Head Acquisition LP, Head Acquisition Corp, Urban or the Urban OP by action of their respective Boards of Directors (and the Urban Special Committee in respect of Urban), at any time before or after obtaining the Urban Stockholder Approval and prior to the filing of the articles and/or certificate of merger, provided that after such stockholder approval is obtained, no amendment may be made which alters the amount or changes the form of consideration paid to Urban's stockholders in the Merger or alters or changes any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect Urban's stockholders.

    EXTENSION; WAIVER. At any time prior to the Effective Time, either Urban or Hexalon may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) subject to the foregoing section entitled "Amendments," waive compliance with any of the agreements or conditions of the other party contained in the Merger Agreement.

    The acquisition of Urban will be accounted for by Hexalon using the purchase method of accounting.

THE AMENDMENT

    Contemporaneously with the Merger, the common unitholders of the Urban OP will enter into an amendment and restatement (the "Amendment") of the Urban OP's Second Restated Agreement of Limited Partnership. The following summary description of the Amendment is qualified in its entirety by reference to the Amendment itself, a form of which is filed as Exhibit (d)(5) to the Tender Offer Statement on Schedule TO that we filed with the SEC, which you may examine and copy as set forth in this Offer to Purchase (except that it will not be available at the regional offices of the SEC).

    FORMATION. The Urban OP was formed on December 27, 1982 as a limited partnership. Following consummation of the Merger, Head Acquisition LP or its successors (the "General Partner") will be the sole general partner of the Urban OP.

    CAPITALIZATION. Pursuant to the Amendment, the Urban OP will designate Class A Common Units ("Class A Common Units"), Series C Cumulative Redeemable Preferred Units ("Class C Preferred Units"), and 9.45% Series D Cumulative Redeemable Preferred Units ("Class D Preferred Units"). Immediately following the Merger and the transactions contemplated by the Amendment, it is expected that 35,000,000 Class A Common Units will be outstanding, 33,054,128 of which will be held by the General Partner and 1,945,872 of which will be held by the limited partners of the Urban OP.

    MANAGEMENT. The Amendment generally provides that the General Partner has full, exclusive and complete responsibility and discretion in the management and control of the Urban OP. The limited partners of the Urban OP (the "Limited Partners") have no right to participate in or exercise control or management power over the business and affairs of the Urban OP. However, without the unanimous consent of all Limited Partners holding Class A Common Units (the "Class A Limited Partners"), the General Partner may not, (i) take any action that would make it impossible for the Urban OP to carry on its business,
(ii) possess property of the Urban OP or assign rights in specific properties of the Urban OP, other that for an Urban OP purpose or (iii) perform any act that would subject a Limited Partner to liability as a general partner or any other liability.

    In addition, without the consent of Original Class A Limited Partners (as defined below), holding a majority of the issued and outstanding Class A Common Units then held by Original Class A Limited Partners, the General Partner may not, (x) prior to the Call Date (as defined below), sell, assign, transfer or dispose of certain properties owned by the Urban OP (the "Restricted Properties") to the extent any such transaction would result in the recognition of a taxable gain by the Original Class A Limited Partners, (y) prior to the second anniversary of the Effective Time, allow the Urban OP to guarantee debt of the General Partner or sell, assign, transfer or otherwise dispose of any of the properties of the Urban OP to the extent such transaction would result in the Urban OP and its investment entities which are disregarded for federal income tax purposes or are "flow through" or "pass through" entities which themselves are not taxed (the "Sub-Tier Entities") having sold, transferred, assigned or otherwise having disposed of properties, the fair market value of which is greater than or equal to 50% of the fair market value of all properties owned by the Urban OP and its Sub-Tier Entities on the Effective Time; or
(z) make or permit any other person to make any non-de minimis capital contribution to the Urban OP prior to the second anniversary of the Effective Time for the purpose of paying any debt of the Urban OP, or making distributions to enable a partner to pay principal on any debt. The Limited Partners have no right to remove the General Partner as general partner of the Urban OP. Except as set forth in the Amendment or in another written agreement entered into by the General Partner or the Urban OP and any individual or group of Limited Partners on or after the Effective Time, the General Partner may, but is under no obligation to, consider the separate interests of the partners (including, without limitation, tax consequences) in deciding to take (or decline to take) any action. Pursuant to the Amendment, the General Partner will be the "tax matters partner" of the Urban OP. Further, the General Partner will generally have the authority to make tax elections under the Internal Revenue Code (the "Code") on behalf of the Urban OP that the Amendment does not expressly provide.

    "Original Class A Limited Partner" means any Limited Partner holding a Class A Common Unit at the Effective Time or any of their permitted transferees as set forth in the Amendment.

    BUSINESS OPPORTUNITIES. The General Partner will pursue and engage in retail development and acquisition opportunities only through the Urban OP or a Sub-Tier Entity, other than development opportunities with respect to properties owned by affiliates of the General Partner at the Effective Time or pursuant to contractual obligations existing at the Effective Time. The General Partner will also cause Hexalon and Rodamco NV to enter into agreements whereby each agrees to similar limitations on their development and acquisition opportunities.

    DEPRECIATION. The General Partner is generally allocated the tax depreciation attributable to its step-up in adjusted tax basis in the properties of the Urban OP in connection with the Merger and the federal tax depreciation from additional properties acquired by Urban OP, except for a specified allocation of federal tax depreciation to the Original Class A Limited Partners described below. The Original Class A Limited Partners will be allocated 43% of the federal tax depreciation from (i) the adjusted tax basis in the current Urban OP properties and certain scheduled additions at the Effective Time plus

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
(ii) the adjusted tax basis from additional properties acquired by the Urban OP to the extent such additional tax basis arises from growth (if any) in the adjusted tax basis of the Urban OP up to approximately 2.81% per annum (the "Special Depreciation Allocation"). The Special Depreciation Allocation shall be reduced proportionately to the extent either units held by the Original Class A Limited Partners are repurchased by the Urban OP or its affiliates by virtue of the exercise of any put or otherwise or the Urban OP disposes of the relevant Urban OP properties. However, to the extent that the Urban OP sells or exchanges an Urban OP property which is subject to the Special Depreciation Allocation, the Special Depreciation Allocation shall not be reduced, but shall continue in respect of the portion of the unadjusted tax basis in the property acquired with the proceeds of such sale or through such exchange that equals the unadjusted tax basis in the Urban OP property sold or exchanged.

    CAPITAL ACCOUNTS. The Urban OP will mark to market the capital accounts of the General Partner and the Limited Partners. Following this event, the capital accounts of the Class C Preferred Units and the Class D Preferred Units will equal their respective liquidation preferences. Following the Special Distribution (defined below) to the Original Class A Limited Partners, the General Partner's capital account balance will represent 57% and the Original Class A Limited Partners' total capital account balance shall represent 43%, respectively, of the total of those capital account balances. The Urban OP will elect the "traditional method" with respect to the "reverse Code section 704(c)" items created from marking to market capital accounts. The Amendment also requires the Urban OP to allocate excess nonrecourse liabilities in percentages ranging from 43% to 50% (based on nonrecourse debt in the range of current levels) to the Original Class A Limited Partners (with other percentages applying based on applicable debt levels from time to time and other factors). The Amendment allocates nonrecourse liabilities to the Original
Class A Limited Partners in an amount at least equal to their aggregate negative capital account balances (taking into account the Special Distribution (defined below) and the Special Depreciation Allocation).

    DISTRIBUTIONS. The Amendment sets forth the manner in which the net cash flow of the Urban OP will be distributed with respect to the common and preferred units in the Urban OP.

    CONVERTIBLE PREFERRED UNITS. The pre-Merger convertible preferred units in the Urban OP will convert to Class A Common Units and have all the rights and privileges of such units as set forth herein.

    SERIES C PREFERRED UNITS. The currently outstanding Series C Preferred Units will remain outstanding. Each Series C Preferred Unit entitles the holder to receive, prior to payment by the Urban OP of distributions with respect to common units, a cash distribution in an amount equal to 9.125% per annum times $50.00 (the initial capital contribution per Series C Preferred Unit.)

    SERIES D PREFERRED UNITS. The currently outstanding Series D Preferred Units will remain outstanding. Each Series D Preferred Unit entitles the holder to receive, prior to payment by the Urban OP of distributions with respect to common units, a cash distribution in an amount equal to 9.45% per annum times $25.00 (the initial capital contribution per Series D Preferred Unit.)

    CLASS A COMMON UNITS. The Original Class A Limited Partners will receive a cash distribution at the Effective Time closing in an amount equal to $38.40 times the number of their currently outstanding common units (the "Special Distribution"). The General Partner is required to distribute, after the distributions on the Series C Preferred Units and Series D Preferred Units, cash in five tranches. First, $10 million is required to distributed annually (in quarterly installments) 43% to the Original Class A Limited Partners and
57 percent to the General Partner. Second, $1,500,000 is required to be distributed annually (in quarterly installments) to the Original Class A Limited Partners. Third, $100 million is required to be distributed annually (in quarterly installments) 1% to the Original Class A Limited Partners and 99% to the other partners holding common units. Fourth, all remaining cash will be distributed quarterly approximately 5.56% to the Original Class A Limited Partners and 94.44% to the General Partner until those partners have received a 24.71953% per annum pre-tax internal real rate of return,

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using quarterly compounding, and assuming a 1.98517% annual inflation rate. Once the partners holding Class A Common Units at the Effective Time have achieved this rate of return, remaining cash is distributed pro rata among the Class A Common Unit holders, provided that any cash distributed to the Original Class A Limited Partners and the General Partner shall be distributed 43% to the Original Class A Limited Partners and 57% to the General Partner. If the first or second priority installment distributions described above are not made for any calendar quarter, the amount of the shortfall will accrue and compound at 8% per annum until paid. Finally, the absolute figures in the first three priority distributions discussed above will increase at a rate of 3% per annum beginning on January 1, 2004.

    EXCHANGE RIGHTS.

    SERIES C PREFERRED UNITS. After May 26, 2009, each Series C Preferred Unit will be exchangeable for one preferred equity partnership unit in the General Partner, subject to adjustment. Such exchange rights will become immediately exercisable at any time when distributions on the Series C Preferred Units are in arrears for six quarterly periods, whether or not consecutive, or an opinion of counsel to the Urban OP states that the Urban OP may be deemed a publicly traded partnership. Subject to certain other tax qualifications, such exchange rights may also become exercisable three years after the issuance of the Series C Preferred Units but prior to the ten year anniversary of such issuance if the holder of such units delivers to the General Partner an opinion of counsel that such exchange would not cause the Series C Preferred Units to be deemed "stock and securities" under Section 351(e) of the Code. Finally, such exchange rights may be exercised at any time if the holder thereof delivers an opinion of counsel that there is an imminent and substantial risk that such holder's interest in the Urban OP does or will exceed 19.5% of the total profits or capital interests in the Urban OP.

    SERIES D PREFERRED UNITS. After September 30, 2009, each Series D Preferred Unit will be exchangeable for one preferred equity partnership unit in the General Partner, subject to adjustment. Such exchange rights will become immediately exercisable at any time when distributions on the Series D Preferred Units are in arrears for six quarterly periods, whether or not consecutive, or an opinion of counsel to the Urban OP states that the Urban OP may be deemed a publicly traded partnership. Subject to certain other tax qualifications, such exchange rights may also become exercisable three years after the issuance of the Series D Preferred Units but prior to the ten year anniversary of such issuance if the holder of such units delivers to the General Partner an opinion of counsel that such exchange would not cause the Series D Preferred Units to be deemed "stock and securities" under Section 351(e) of the Code. Finally, the Series D Preferred Units may be exchanged by any holder that is a REIT for equity securities of the General Partner subject to certain REIT qualification conditions.

    CLASS A COMMON UNITS. The holders of the Class A Common Units have no exchange rights, except as set forth in the immediately following section.

    PUT OPTION. During the first calendar month of each calendar quarter of any fiscal year of the Urban OP commencing after the fifth anniversary of the Effective Time, the Original Class A Limited Partners may put their Class A Common Units to the Urban OP or the General Partner for the "Put Right Price" (i.e., an amount equal to funds from operations of the Urban OP for 12 months after the date of the exercise of the put, multiplied by a multiple which shall be determined based on dividing $48 by the funds from operations of the Urban OP in 2001) per unit, plus the amount that would have been distributed to the Original Class A Limited Partners under the final tranche of distributions if all the Urban OP's properties had been sold for fair market value on the determination date and the proceeds distributed. The estate of any holder of Class A Common Units may also exercise the put on or prior to the first anniversary of the date of the death of such holder (the "Death Put"). Such put right will be suspended for as long as the General Partner, any successor general partner or any of their affiliates has a class of common equity securities registered on a national stock exchange and the Original Class A

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Limited Partners are entitled to exchange their Class A Common Units for such publicly-traded shares, except for the Death Put, which will not be suspended.

    REDEMPTION.

    SERIES C PREFERRED UNITS. On or after the fifth anniversary of their issuance, the Urban OP may redeem the Series C Preferred Units at a cash price equal to the capital account balance of the holder; provided that the Urban OP may not redeem the Series C Preferred Units if such price is not greater that $50.00 per unit and all accrued and unpaid distributions thereon. In addition, the Urban OP may redeem any Series C Preferred Units with respect to which a holder exercises its exchange rights. See the section entitled "Exchange Rights" above.

    SERIES D PREFERRED UNITS. On or after the fifth anniversary of their issue date, the Urban OP may redeem the Series D Preferred Units at a cash price equal to the capital account balance of the holder; provided that the Urban OP may not redeem the Series D Preferred Units if such price is not greater that $25.00 per unit and all accrued and unpaid distributions thereon. In addition, the Urban OP may redeem any Series D Preferred Units with respect to which a holder exercises its exchange rights. See the section entitled "Exchange Rights" above.

    CLASS A COMMON UNITS. The General Partner and/or the Urban OP shall have a call option upon the Class A Common Units held by the Original Class A Limited Partners at the Put Right Price, exercisable by the General Partner 10 years after the later of (A) the death of the last to die of the children of Mr. Neil
G. Bluhm or Mr. Judd Malkin or (B) the death of the later to die of Messrs. Bluhm or Malkin (the "Call Date").

    TRANSFERABILITY OF INTERESTS. So long as any Class A Common Units held by Original Class A Limited Partners, Series C Preferred Units or Series D Preferred Units remain outstanding, the General Partner may not transfer all of its general partnership interest, other than a pledge of its general partnership interest to secure a debt, or withdraw as a General Partner; provided, that so long as any Series C Preferred Units and Series D Preferred Units remain outstanding, the General Partner may transfer any portion, but not all, of its general partnership interest to any person and such person may hold the interest transferred as a Limited Partner or as an additional general partner of the Urban OP. At such time as no Series C Preferred Units or Series D Preferred Units remain outstanding, the General Partner may transfer any or all of its general partnership interests to any person; provided, however, in the event of such transfer of all or a portion of such general partnership interest to any person, such person executes and delivers such documents as are required of a successor General Partner under the Amendment, and such transfer does not result in the withdrawal of the sole general partner resulting in an event of dissolution of the Urban OP pursuant to the Amendment.

    Limited Partners may transfer their interests in the Urban OP subject to certain conditions, including that such transferee assumes all obligations of the transferor Limited Partner and provided further that such transfer would not result in the Urban OP being taxed as a corporation and such transfer is not effected through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code. Finally, if an Original Class A Limited Partner transfers to a person who is not an Original Class A Limited Partner or a permitted transferee, such transferee shall cease to have the rights of an Original Class A Limited Partner. In addition, the Series C Preferred Units may not be transferred without the consent of the General Partner.

    ADDITIONAL FUNDS. Except as set forth in the next sentence or elsewhere herein and in pre-existing agreements, the Amendment provides that no partner shall be required to contribute additional funds to the Urban OP. If the Urban OP defaults on any of its Recourse Liabilities (as defined in the Treasury Regulations promulgated under Internal Revenue Code of 1986, as amended), the Gregory L. Butcher Family Trust ("Butcher") and the James M. Hietbrink Family Trust ("Hietbrink") shall each make a capital contribution to the Urban OP in cash, sufficient to cure such default. Such obligation is limited to $601,000 for each of Butcher and Hietbrink and shall terminate one year after the earlier of the date on which the remaining interest in the Urban OP of Butcher or Hietbrink, as the case may be, is sold or otherwise disposed of, or the date on which such remaining interest is terminated for any other reason.

    INDEMNIFICATION. The Amendment provides for indemnification of the General Partner, directors or officers of the Urban OP or its General Partner and any other person as the General Partner may designate (each an "Indemnitee") solely from the assets of the Urban OP for losses incurred because of the operations of the Urban OP unless (i) the act or omission of the Indemnitee was material and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful.

    INDEMNIFICATION AND CONTEST AGREEMENT. In addition, contemporaneously with the Amendment, the General Partner and certain Original Class A Limited Partners will enter into an Indemnification and Contest Agreement. Under this agreement, the General Partner (jointly and severally with certain of its affiliates) is required to indemnify and hold specified Original Class A Limited Partners harmless from any income taxes if (i) the Urban OP does not maintain at least $1.35 billion in qualified nonrecourse indebtedness, (ii) it sells one or more of the Restricted Properties, (iii) it fails to have a reasonable basis so that Urban OP may report under applicable law an allocation of qualified nonrecourse indebtedness to the Original Class A Limited Partners sufficient for them to claim their Special Depreciation Allocation, or (iv) Urban OP fails to allocate nonrecourse indebtedness to the Original Class A Limited Partners in accordance with the terms of the Amendment. This obligation is subject to certain exceptions, including generally changes in law. The General Partner has agreed, upon the request of certain Original Class A Limited Partners, to use its reasonable best efforts to contribute additional properties (encumbered by nonrecourse liabilities) and take certain other measures to increase or maintain Urban OP's level of nonrecourse liabilities. The obligations under the agreement terminate 10 years after the later of (i) the death of Neil Bluhm or Judd Malkin or (ii) the death of the last to die of the children of Neil Bluhm or Judd Malkin. Under this agreement, the General Partner also agreed to allow specified Original Class A Limited Partners to control or jointly control the contest of tax matters that may have a disproportionate effect on the Original Class A Limited Partners or which relate to tax periods prior to the Amendment.

    TERM. The Urban OP will continue in full force and effect until December 31, 2075, or if later, the Call Date (the "Term Expiration") unless sooner terminated upon (i) the withdrawal of the General Partner (unless the Original Class A Limited Partners holding a majority of the Class A Common Units then held by the Original Class A Limited Partners elect to continue the Urban
OP), (ii) an election prior to the Term Expiration by the General Partner to dissolve the Urban OP (unless objected to by Original Class A Limited Partners holding at least 5% of the Class A Common Units initially issued at the Effective Time to all Original Class A Limited Partners); (iii) judicial dissolution or (iv) by operation of law.

    VOTING. In general and subject to certain qualifications, so long as any Series C Preferred Units, Series D Preferred Units or Class A Common Units held by Original Class A Limited Partners, respectively, remain outstanding, the affirmative vote of holders of at least two-thirds of such Series C Preferred Units, Series D Preferred Units or Class A Common Units is necessary in order for the Urban OP to (i) authorize, create or increase the authorized or issued amount of any class of partnership interests ranking senior to or on a parity with such Series C Preferred Units, Series D Preferred Units or Class A Common Units, respectively, or (ii) amend, alter or repeal the provisions of the Amendment in a manner that would materially and adversely affect the powers, rights, preferences, privileges or voting power of the Series C Preferred Units, Series D Preferred Units or Class A Common Units, respectively, or the holders of such units.

    AMENDMENT. Generally, amendments to the Amendment may be proposed by the General Partner and to the extent consent is required, it must be obtained. The General Partner may amend the

Amendment without the consent of the partners if such amendment is for the purpose of (i) adding to the obligations of the General Partner or surrendering any right or power granted to it or any of its affiliates for the benefit of the Limited Partners, (ii) reflecting the admission, substitution, termination or withdrawal of partners, (iii) setting forth the rights, powers, duties and preferences of holders of additional partnership interests issued after the Effective Time, (iv) reflecting inconsequential changes that do not adversely affect the Limited Partners in any material way or curing any ambiguity and correcting or supplementing any provision of the Amendment not inconsistent with law, (v) in the event the General Partner or any of its affiliates propose to register any class of common equity securities of the General Partner or any of its affiliates on a national stock exchange (the "GP Registered Shares"), effecting the registration of such securities of the General Partner or any of its affiliates, including, without limitation, any amendments that may be required by the underwriters of such offering; provided no such amendment shall relieve the General Partner of its obligations under of any written agreement between the General Partner or the Urban OP and any individual or group of Limited Partners, (vi) effecting any other amendment for which consent is not required, and (vii) satisfying any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in any Federal or state law.

    The consent of each partner adversely affected is required for the General Partner to effect any amendments that would convert a Limited Partner's interest to a general partner's interest, modify the limited liability of any Limited Partner, alter the distribution or allocation rights of a Limited Partner, except as specifically permitted in the Amendment, alter the rights of Original Class A Limited Partners under certain provisions or cause the termination of the Urban OP prior to the term set forth in the Amendment. In addition, no amendment may alter the restrictions of the General Partner's authority as the general partner as set forth in the section entitled "Management" above without the consent required in that section. The consent of a majority of the percentage interests of the Limited Partners holding Class A Common Units (excluding the General Partner and its affiliates) is required for the General Partner to effect any amendment that concerns the issuance of additional partnership interests, the rights of the Class A Common Units, activities of the General Partner outside of the Urban OP, liability of the General Partner, transfers of the General Partner's interest, rights of the Limited Partners to transfer their interest, substitute Limited Partners, dissolution and winding up, contracts with affiliates of the Urban OP and meetings of the partners. In addition to the consents required in the preceding sentence, the consent of the Original Class A Limited Partners holding a majority of the Class A Common Units then held by the Original Class A Limited Partners, to the extent they are affected adversely by such amendment, will also be required for certain of such amendments, provided that this requirement for such consent will terminate when the Original Class A Limited Partners hold less than 20% of the Class A Common Units originally issued at the Effective Time.

    BOOKS AND REPORTS. The General Partner is required to keep appropriate books and records of the Urban OP at the principal office of the Urban OP. As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Urban OP, the General Partner must deliver to each Limited Partner an annual report containing audited financial statements of the Urban OP or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner. In addition, as soon as practicable, but in no event later than 60 days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner must deliver to each Limited Partner a report containing unaudited financial statements of the Urban OP or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, certain additional specified information and such other information as may be required by applicable law or regulation.

    The General Partner shall use all reasonable efforts to furnish, within 90 days of the close of each taxable year, the tax information reasonably required by the Limited Partners for Federal and state income tax reporting purposes. Upon request of the Original Class A Limited Partners holding a majority of the Class A Common Units then held by Original Class A Limited Partners, the General Partner shall

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
provide each Original Class A Limited Partner with a reasonably accurate draft of the Federal income tax return of the Urban OP (as well as supporting data and work papers) for each year, not less than 120 days prior to the required date for filing such return (taking actual extensions into account). The Urban OP is authorized to withhold from or pay on behalf of or with respect to any Limited Partner any amount of Federal, state, local or foreign taxes that the Urban OP is required to withhold or pay with respect to any amount distributable or allocable to any Limited Partner.

    POWER OF ATTORNEY. Pursuant to the terms of the Amendment, each Limited Partner and each assignee constitutes and appoints the General Partner, any liquidator, and the authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to, among other things, make, execute, swear to, acknowledge, deliver and file, in the appropriate public offices, various certificates, documents and other instruments (including, without limitation, the Amendment and the certificate of limited partnership of the Urban OP and all amendments and restatements thereof) that the General Partner deems appropriate or necessary and to execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the General Partner's sole and absolute discretion, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the partners of the Urban OP or consistent with the terms of the Amendment or appropriate or necessary, in the General Partner's sole and absolute discretion, to effectuate the terms or intent of the Amendment. The Amendment provides that such power of attorney is irrevocable, will survive the incapacity of any Limited Partner or assignee and the transfer of all or any portion of such Limited Partner's or assignee's partnership units in the Urban OP and will extend to such Limited Partner's or assignee's heirs, successors, assigns and personal representatives.

THE STOCK PURCHASE AGREEMENT

    In connection with the Merger Agreement, Head Management Company
Holding, Inc., a Delaware corporation ("Head Management"), JMB Properties Company, an Illinois general partnership and one of the JMB Affiliates ("JMB Properties"), and the Urban Management Company entered into a Stock Purchase Agreement, dated as of September 25, 2000 (the "Stock Purchase Agreement"), a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the SEC, which you may examine and copy as set forth in
Section 8 above. The following summary of the Stock Purchase Agreement is qualified in its entirety by reference to the agreement itself.

    Currently, the Urban OP owns 100% of the preferred stock in the Urban Management Company (which entitles the Urban OP to receive approximately 95% of the economic value from the Urban Management Company, except with respect to the Parcel (as defined below) as to which the Urban OP is entitled to receive 5% of the economic value) and JMB Properties owns 100% of the common stock in the Urban Management Company. Immediately prior to the Effective Time, the Urban Management Company will contribute to a new limited liability company, which will be a direct wholly-owned subsidiary of the Urban Management Company (the "LLC"), all of the Urban Management Company's interest in a certain parcel of land located in Rocklin, California (the "Parcel") as well as all liabilities related thereto. The Parcel was originally contributed to Urban by JMB Properties. Immediately prior to the Effective Time, the LLC shall distribute 95% of the membership interests in the LLC to JMB Properties (thereby entitling JMB Properties to retain 95% of the economic value of the Parcel) in redemption of one-half of the common stock JMB Properties holds in the Urban Management Company. Pursuant to the Stock Purchase Agreement, Head Management will acquire the remaining common stock in the Urban Management Company held by JMB Properties at the Effective Time in exchange for $2 million. As a result, immediately after the Effective Time, Head Management will own all of the then-issued and outstanding common stock of the Urban Management Company. Subject to compliance with applicable REIT requirements, it is expected that the Urban OP will acquire the common stock of the Urban

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Management Company from Head Management in January 2001. The Stock Purchase
Agreement will automatically terminate if the Merger Agreement is terminated.

INSURANCE AGREEMENT

    Pursuant to the Voting Agreement, Head Acquisition LP, the Urban OP and JMB Insurance Agency, Inc., an Illinois corporation and JMB Affiliate ("JMB Insurance"), are required, at the Effective Time, to enter into an Insurance Agreement (the "Insurance Agreement"), a form of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8 above. The following summary of the Insurance Agreement is qualified in its entirety by reference to the agreement itself.

    Currently, JMB Insurance provides insurance services to the Urban OP and its various affiliated entities. Pursuant to the Insurance Agreement, Head Acquisition LP and the Urban OP will agree that, subject to any contractual commitments existing as of the date of the Merger Agreement, each will, and each will cause any of their respective subsidiaries to, offer to JMB Insurance the right to provide all property casualty insurance brokerage for the Urban OP and its subsidiaries. This obligation shall continue for five years following the Effective Time. The brokerage so provided by JMB Insurance will be on terms no less favorable than would be obtained from an unaffiliated third party with financially stable insurance carriers having adequate capacity for the risks covered.

THE VOTING AGREEMENT

    The following summary description of the Voting Agreement is qualified in its entirety by reference to the agreement itself, filed as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8 above.

    Concurrently with the execution of the Merger Agreement, Rodamco NV, Hexalon, Head Acquisition LP, Head Acquisition Corp and Urban entered into the Voting Agreement with certain stockholders of Urban and unitholders of the Urban OP (the "Subject Stockholders"). Each Subject Stockholder has agreed that it will not contract to sell, sell or otherwise transfer or dispose of any of its Shares or units of partnership interest in the Urban OP (the "Units"), or any interest therein, or securities convertible into, or any voting rights with respect to, any of its Shares or Units, other than (a) as expressly contemplated by the Voting Agreement and the Merger Agreement or (b) a transfer to a party who executes a counterpart of the Voting Agreement, in form and substance reasonably satisfactory to Hexalon, agreeing to be bound by its terms and provisions. In addition, each Subject Stockholder has agreed that it will not grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to any Shares or Units or deposit any Shares or Units into a voting trust.

    Each Subject Stockholder has further agreed to (a) tender all of its Shares pursuant to the Offer or (b) to the extent not so tendered, vote, or cause to be voted, all of the Shares or Units, as applicable, beneficially owned by it, or with respect to which it has the right to vote, at any meeting of stockholders or partners, as applicable (including any adjournment or postponement thereof), or pursuant to any action by written consent:

        (a) in favor of the Amendment and any actions required in furtherance thereof;

        (b) against any action or agreement that (i) could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty, or any other obligation of Urban, under the Merger Agreement or any related agreement or (ii) is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone or adversely affect the Offer, the Merger, the Amendment or the other transactions contemplated by the Merger Agreement; and

        (c) against any Competing Transaction.

    In addition, each Subject Stockholder has agreed to cooperate fully with Hexalon in connection with the Merger Agreement and the transactions contemplated thereby.

    Finally, each Subject Stockholder (i) has agreed that it will not, and it will not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, such Subject Stockholder to (A) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from a third party regarding a Competing Transaction; (B) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or (C) enter into any agreement (written or oral) with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Offer, the Merger, the Amendment and the other transactions contemplated by the Merger Agreement; provided, that any Subject Stockholder (or any affiliates thereof) who is a director, officer or employee of Urban may take actions solely in his or her capacity as such to the extent permitted under the Merger Agreement; provided further, however, that the foregoing clause shall in no way relieve a Subject Stockholder from any obligation as a record or beneficial owner of Shares or Units to vote, transfer or hold such Shares or Units as herein provided and to otherwise comply with the terms and conditions of the Voting agreement; and

    (ii) has agreed to notify Hexalon orally and in writing of (A) any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by such Subject Stockholder or any financial advisor, attorney or other advisor or representative of such Subject Stockholder, (B) the material terms of such Competing Transaction (including a copy of any written proposal) and (C) the identity of the person making the proposal or offer for any such Competing Transaction or inquiry immediately following receipt by such Holder or any financial advisor, attorney or other advisor or representative of such Subject Stockholder of such Competing Transaction proposal or inquiry.

    The Voting Agreement also provides that, at the Effective Time, certain non-competition agreements currently in effect between Urban and Mr. Neil G. Bluhm, Mr. Judd D. Malkin, JMB Institutional Realty Corporation ("JMBIRC") and JMB shall automatically terminate. Messrs. Bluhm and Malkin are currently directors of Urban. Hexalon, and the limited partners that have executed the Voting Agreement, have agreed to execute the Amendment at the Effective Time. Further, if less than all of those limited partners execute the Amendment at the Effective Time, the Voting Agreement provides that the Amendment shall include provisions providing for the exchangeability of the Units for Common Shares similar to those contained in the Urban OP's existing partnership agreement. Also, if the Head Entities increase the Offer Price to be paid in the Offer, then the Voting Agreement requires the Amendment to provide that (i) the distribution made to all current limited partners in the Urban OP at the Effective Time and (ii) the amount to be paid by the Urban OP to any of its limited partners upon exercise of their put rights regarding their Units shall be increased proportionately. See "-The Amendment." Finally, the Voting Agreement contemplates that holders of an aggregate of 2,476,545 LP Units will convert such LP Units into Common Shares and tender such Common Shares and an additional 2,221,808 Common Shares in the Offer.

    The Voting Agreement terminates automatically without any further action by any of the parties immediately upon the earlier of (a) the day following the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. The Voting Agreement may also be terminated, as to any of the Subject Stockholders, by the mutual agreement of Hexalon and such Subject Stockholder; provided that the termination as to such Subject Stockholder will not affect the obligations of any of the other Subject Stockholders under the Voting Agreement. No termination of the Voting Agreement will relieve any party from liability for any material breach of its obligations under the Voting Agreement committed prior to such termination.

    In addition, the Amendment contemplates a loan to the Urban OP to be used to make certain distributions to certain unitholders of the Urban OP. See "--The Amendment--Distributions." Pursuant to the Voting Agreement, if the lender under such loan does not provide sufficient funds to make such required distribution, Head Acquisition LP has agreed to, and Rodamco NV and Hexalon have agreed to cause Head Acquisition LP to, obtain alternative financing with the same structural features as are provided in the loan discussed above. The obligations of the Subject Stockholders under the Voting Agreement are conditioned upon, among other things, compliance by Head Acquisition LP, Rodamco NV and Hexalon with the obligation set forth above.

EFFECTS OF INABILITY TO CONSUMMATE THE MERGER

    If the Merger is consummated, stockholders of Urban who elected not to tender their Shares in the Offer will have the ability to exchange each of their Shares in the Merger for the Offer Price.

    If, following the consummation of the Offer, the Merger is not consummated, the Head Purchaser will control at least two-thirds of the votes entitled to be cast on matters on which stockholders are generally entitled to vote. Under the Merger Agreement, the Head Purchaser will be entitled to representation on the Urban Board of Directors (and certain committees thereof) in the same proportion as the number of Shares accepted for payment and paid for by the Head Purchaser bears to the total number of diluted Shares deemed outstanding for financial reporting purposes. As a result of its ownership of such Shares and its representation on the Urban Board of Directors and certain committees thereof, the Head Purchaser will control Urban and the Urban Board of Directors, except with respect to any actions contemplated by the Merger Agreement.

    If for any reason following completion of the Offer the Merger is not consummated, the Head Purchaser reserves the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by the Head Purchaser.

STATUTORY REQUIREMENTS

    In general, under the MGCL, a merger of two corporations requires, on the part of the Maryland corporation, (a) the Board of Directors of the corporation desiring to merge to adopt a resolution declaring that the merger is advisable on substantially the terms and conditions referred to in the resolution and directing that the merger be submitted for consideration by the stockholders and
(b) the stockholders of the corporation to approve the merger. The stockholders of a corporation can approve a merger with the affirmative vote of two-thirds of all votes entitled to vote on the merger. According to Urban's charter, the Common Shares are the only securities of Urban that entitle the holders thereof to vote in connection with the Merger. The Public Common Shares are entitled to one vote per share and the Unit Voting Shares are entitled to 25 votes per share; provided, however, that upon the acceptance for payment and purchase by us of the Unit Voting Shares in the Offer, such shares shall automatically be converted into Public Common Shares entitled to one vote per share. The MGCL also provides that if a corporation owns shares of another corporation representing at least 90% of all of the votes entitled to be cast on a merger, the parent corporation can effect a short-form merger with the subsidiary corporation without a vote of the stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, Head Acquisition Corp owns Common Shares entitled to cast at least 90% of the votes entitled to be cast on the Merger, Head Acquisition Corp could, and intends to, effect the Corporate Merger without any action by Urban's stockholders.

APPRAISAL RIGHTS

    No appraisal rights are available under the MGCL in connection with the Offer. A recently enacted provision of the MGCL suggests that no appraisal or dissenters' rights would be available to the holders of the Common Shares under the MGCL in connection with the Corporate Merger because they are not entitled to vote on the transaction. That provision, however, is inconsistent with other provisions of the MGCL regarding appraisal rights. We believe the better interpretation to be that no appraisal rights would be available to the holders of the Public Common Shares under the MGCL in connection with the Merger provided that the Public Common Shares are listed on the NYSE or are listed on any other national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or designated for trading on the NASDAQ small cap market (i) as of the date of this Offer to Purchase (which constitutes contingent notice of the Corporate Merger) in the event that Head Acquisition Corp holds 90% or more of the outstanding voting stock of Urban or (ii) as of the record date for determining stockholders entitled to vote on the Partnership Merger in the event that a meeting of the stockholders of Urban is required to approve the Merger. In the event that the Public Common Shares are delisted from the NYSE and are not relisted on any other national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or designated for trading on the NASDAQ small cap market as of (i) the date of this Offer to Purchase (in the event Head Acquisition Corp owns at least 90% of the votes entitled to be cast on the Merger) or (ii) the record date for determining stockholders entitled to vote on the Merger (in the event that a meeting of the stockholders of Urban is required to approve the Partnership Merger because Head Acquisition LP owns Common Shares entitled to cast fewer than 90% of the votes entitled to be cast on the Merger), the holders of the Public Common Shares will be entitled to appraisal rights under the MGCL in connection with the Merger. Notwithstanding the inconsistencies of the MGCL, we believe that the holders of the Unit Voting Shares will be entitled to appraisal rights under the MGCL in connection with the Merger, regardless of whether or not a meeting of the stockholders of Urban is required to approve the Merger.

STATUTORY PROCEDURES FOR EXERCISING APPRAISAL RIGHTS

    If appraisal rights are available under the MGCL with respect to the Merger, an Urban stockholder will be entitled to demand and receive payment of the fair value of its shares instead of receiving the cash consideration of $48.00 per share. An Urban stockholder who wants to receive fair value for its shares must follow specific procedures. The stockholder must:

    - file with Urban a written objection to the Merger in connection with the Corporate Merger, prior to the date on which the articles of merger evidencing the Merger (the "Articles of Merger") have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the "SDAT"), or, in connection with the Partnership Merger, at or before the stockholders meeting at which the Merger will be considered,

    - not vote in favor of the Merger, and

    - make written demand on Head Acquisition LP, as the successor to Urban, within 20 days after the Articles of Merger have been accepted for record by the SDAT.

    Any stockholder who fails to comply with the requirements described above will be bound by the terms of the Merger. Urban is required to promptly notify each objecting stockholder in writing of the date of the Articles of Merger are accepted for record by the SDAT and may send a written offer to each objecting stockholder to pay for its shares at what Urban considers to be the fair value of the shares. Within 50 days after the SDAT accepts the Articles of Merger for record, either Head Acquisition LP or any objecting stockholder who has not received payment for its shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares. Head Acquisition LP does not presently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Head Acquisition LP will either file a petition or initiate any negotiations with respect to the fair value of any shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in the MGCL.

    If the court finds that an objecting stockholder is entitled to an appraisal of its shares, the court is required to appoint three disinterested appraisers to determine the fair value of the shares on terms and conditions the court considers proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the shares. If appraisal rights are available, "fair value" would be determined, in the case of the Corporate Merger, as of the date of this Offer and, in the case of the Partnership Merger, as of the day the Urban stockholders voted on the Merger and may not include any appreciation or depreciation which directly or indirectly results from the Merger or from its proposal. Within
15 days after the filing of the report, any party may object to such report and request a hearing. The court must, upon motion of any party, enter an order confirming, modifying or rejecting the report and, if the report is confirmed or modified, enter judgment against Head Acquisition LP for the appraised value of the shares. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the Urban Stockholders' Meeting.

    Costs of the proceeding will be determined by the court and may be assessed against Head Acquisition LP or, under certain circumstances, the objecting stockholder, or both. At any time after the filing of a petition for appraisal, the court may require objecting stockholders to submit their certificates representing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding. A stockholder demanding payment for shares has no right to receive any dividends or distributions payable to stockholders of record after the close of business on the date the Urban stockholders voted on the Merger, and shall cease to have any rights as a stockholder of Urban with respect to the shares except the right to receive payment of the fair value thereof.

    THE FOREGOING SUMMARY OF THE RIGHT TO RECEIVE FAIR VALUE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS.

    THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MGCL.

PLANS FOR URBAN AND THE URBAN OP

    At the Effective Time, the separate corporate existence of Urban will terminate. The business and operations of Urban will be continued by Head Acquisition LP. The separate limited partnership existence of the Urban OP will be continued and its business and operations will be managed by Head Acquisition LP as its sole general partner.

"GOING PRIVATE" TRANSACTIONS

    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. We do not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the expiration of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

12. SOURCE AND AMOUNT OF FUNDS.

    Rodamco NV and Head Acquisition LP estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer will be approximately $1.24 billion (which amount excludes related fees and expenses). See Section 16. Although the Offer and the Merger are not subject to any financing condition, Head Acquisition LP and Head Acquisition Corp intend to fund the purchase of Shares pursuant to the Offer from a loan pursuant to a Commitment Letter among Hexalon, The Chase Manhattan Bank ("Chase") and CSI filed as Exhibit (b)(1) to the Schedule TO filed with the SEC (the "Commitment Letter"). If funds under the Commitment Letter are not available, we, Hexalon and Rodamco NV remain obligated to purchase and pay for the Shares tendered in the Offer to the extent the conditions to the Offer are satisfied.

    Chase and CSI have provided Hexalon with a Commitment Letter, subject to the terms and conditions of which Chase has agreed to provide financing for a portion of the consideration required for the consummation of the transactions contemplated by the Merger Agreement, including the Offer. Subject to the terms and conditions set forth in the Commitment Letter, Chase, CSI and Hexalon currently anticipate that a syndicate of financial institutions led by Chase will provide debt financing in an amount estimated to be $1,250,000,000 in order to consummate the Offer (the "Offer Financing") and $1,660,000,000 in order to finance the Merger and the transactions contemplated in connection therewith, including, without limitation, the payment of a distribution to certain unitholders of the Urban OP on the closing of the Merger and the repayment of the Offer Financing (the "Merger Financing" and, together with the Offer Financing, the "Financings"). Chase and Hexalon are currently negotiating the terms of the definitive financing agreements and such agreements are not expected to be completed until shortly prior to the consummation of the Offer.

    The funds borrowed pursuant to the Commitment Letter are to be guaranteed by the U.S. subsidiaries of Rodamco NV (with certain agreed upon exceptions) and are to be secured by a perfected first priority security interest in all equity interests held by the relevant borrower and the guarantors (with certain exceptions to be agreed upon, including, without limitation, entities that are prohibited from being pledged as collateral without the consent of a joint venture partner or lender).

    The Commitment Letter provides that the Offer Financing will have a maturity date that is the earlier of (i) six months from the consummation of the Offer and (ii) the consummation of the Merger. The Merger Financing will have a maturity date of three years from the initial funding, with a single one year extension at the option of the borrower for the revolving facility thereunder subject to satisfaction of certain conditions, including the borrower paying an extension fee at the time of the extension in the amount of 0.25% of the aggregate commitments under the revolving facility at the time of the extension.

    The Commitment Letter provides for an interest rate on the Offer Financing equal to the one, two, three or six month LIBOR rate plus 175 basis points or the alternate base rate (defined as the highest of (i) Chase's prime rate, (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 100 basis points and (iii) the federal funds effective rate from time to time plus 50 basis points) plus 50 basis points. The Commitment Letter provides for an interest rate on the Merger Financing equal to the one, two, three or six month LIBOR rate plus 150 basis points on the alternate base rate plus 25 basis points, subject in each case to reduction based on a ratings based pricing grid beginning on the first anniversary of the consummation of the Merger. The Merger Financing has been rated Baa3 by Moody's Investors Service, Inc., BBB- by Standard & Poor's and BBB- by Fitch, Inc. Interest payments will be due quarterly in arrears or on the last day of each relevant interest period, as the case may be, calculated on an actual/360 day (or 365/366 day, in the case of alternate base rate loans based upon the prime rate) basis.

    The financing may be prepaid in whole or in part at any time during the term of the loans, subject, in the case of the Merger Financing, to mandatory prepayment by the relevant borrower with net cash proceeds received from the sale or issuance of equity, the incurrence of certain indebtedness or the sale of assets (subject to certain exceptions).

    We anticipate that any indebtedness incurred through borrowings under the Financings will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Hexalon and its affiliates (including, following the Merger, funds generated by Urban), asset sales and sales of equity or debt securities of the relevant borrower or its affiliates in private or public offerings. No decision has been made concerning the method to be employed to repay such indebtedness. Such decision will be made based on review by the applicable borrower from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as the relevant borrower may deem appropriate.

    The Commitment Letter provides for certain customary affirmative covenants, negative covenants and events of default applicable to the relevant borrower and the guarantors, including without limitation, limitations on indebtedness, liens, transfers and asset sales, joint ventures, construction, land and non-regional mall assets, changes in control of the relevant borrower and the guarantors, and certain financial covenants.

    The Commitment Letter requires that the proceeds be used to finance the cash consideration to be paid in the Offer and the Merger, to refinance certain indebtedness of the Urban OP and Rodamco NV and to fund certain fees and expenses associated with the Offer and the Merger.

    The financing commitment provided for in the Commitment Letter is subject to a number of conditions, including, among other customary conditions, (i) that there has not occurred any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Rodamco NV and its subsidiaries, taken as a whole, or of Urban and its subsidiaries, taken as a whole, (ii) that there has been no material disruption of or material adverse change in financial, banking or capital market conditions that, in the judgment of Chase, could materially impair the syndication of the proposed Financings and (iii) the consummation of the Offer by no later than January 25, 2001 and the occurrence of the Merger by no later than the earlier of March 31, 2000 and 90 days following the consummation of the Offer thereafter and the receipt of certain legal opinions and other customary legal documentation.

    The preceding summary of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter which is incorporated herein by reference. Hexalon has not made alternative financing arrangements in the event funds under the Financings are not available.

13. DIVIDENDS AND DISTRIBUTIONS.

    In the event the number of outstanding Shares, stock or stock equivalents of Urban issuable upon the exercise of, or subject to, options or other agreements exceeds the amounts specifically set forth in the Merger Agreement (including, without limitation, as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or stock equivalent of Urban, recapitalization, or other like change occurring after the date of the Merger Agreement, but excluding any Shares or units of the Urban OP issued pursuant to the Urban Option Plan or a Urban Incentive Program, in accordance with, and subject to, the Merger Agreement), the Per Share Amounts shall be appropriately adjusted downward.

    In addition, in the event of any change in the number of outstanding Common Shares by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of Urban that would have the effect of diluting the rights of Hexalon, Head Acquisition LP or Head Acquisition Corp under the Merger Agreement, the number of Optioned Common Shares and the Per Common Share Option Price shall be adjusted appropriately.

14. CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, neither Head Acquisition LP nor Head Acquisition Corp shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Head Acquisition LP or Head Acquisition Corp to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any tendered Shares if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer Common Shares entitled to cast at least 66 2/3% of the votes entitled to be cast on the Merger (the "Minimum Condition") or (ii) any applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of the Merger Agreement and prior to the time of acceptance for payment of any such Shares, any of the following events shall occur and be continuing or conditions exists:

    (a) there shall have been any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition which (i) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger, the Amendment or the other transactions contemplated by the Merger Agreement, (ii) renders Head Acquisition LP or Head Acquisition Corp unable to accept for payment, pay for or purchase some or all of the Shares tendered and not withdrawn pursuant to the Offer or (iii) imposes material limitations on the ability of Head Acquisition LP or Head Acquisition Corp to effectively exercise full rights of ownership of the Shares to be acquired in the Offer, including the right to vote such Shares; or

    (b) the Merger Agreement shall have been terminated in accordance with its terms; or

    (c) since the date of the Merger Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate with any other event, change, effect or development since the date of the Merger Agreement, has had or would reasonably be expected to have an Urban Material Adverse Effect; or

    (d) any of the representations and warranties of Urban contained in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of determination (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), except where the failure to be so true and correct would not reasonably be expected to (i) have an Urban Material Adverse Effect or (ii) materially increase the cost of the Offer to Head Acquisition LP and Head Acquisition Corp; or

    (e) Urban shall have failed to perform in all material respects each of its agreements contained in the Merger Agreement required to be performed at or prior to the date of determination; or

    (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

    (g) the Urban Board of Directors or the Urban Special Committee (i) shall have withdrawn or modified in a manner adverse to Head Acquisition LP or Head Acquisition Corp (including by amendment of the Schedule 14D-9 filed by Urban in connection with the Offer) its approval or recommendation of the Offer, the Merger or the Merger Agreement or recommended or approved any Competing Transaction or (ii) shall have resolved to do any of the foregoing; or

    (h) Urban shall have failed to deliver (i) a bring-down letter, dated the date of the consummation of the Offer, to the tax opinion of Mayer, Brown & Platt delivered to each of Hexalon, Head Acquisition LP and Head Acquisition Corp regarding Urban's qualification as a REIT and the tax status of certain of Urban's subsidiaries and (ii) a bring-down letter, dated the date of the consummation of the Offer, to the corporate opinion of Ballard Spahr Andrews & Ingersoll, LLP delivered to each of Hexalon, Head Acquisition LP and Head Acquisition Corp on the date of the Merger Agreement regarding certain legal issues under Maryland state law;

    which in the reasonable judgment of Head Acquisition LP or Head Acquisition Corp, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or payment for or the acceptance for payment of the Shares (tendered and not withdrawn pursuant to the Offer).

    The foregoing conditions are for the sole benefit of Head Acquisition LP and Head Acquisition Corp and may (subject to the terms of the Merger Agreement) be asserted or waived by Head Acquisition LP or Head Acquisition Corp, in whole or in part, at any time and from time to time, in the sole discretion of Head Acquisition LP or Head Acquisition Corp, as the case may be. The failure by Head Acquisition LP or Head Acquisition Corp at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

    Except as set forth in this Offer to Purchase, based on our review of publicly available filings by Urban with the SEC and other information regarding Urban, we are not aware of any licenses or regulatory permits that appear to be material to the business of Urban and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares in the Offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we expect to seek such approval or take such action, except as described below under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or take such action without substantial conditions or that adverse consequences might not result to the businesses of Urban or its subsidiaries, or that certain parts of the businesses of Urban, Hexalon, Head Acquisition LP or Head Acquisition Corp might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See Introduction and Section 14 for a description of the conditions to the Offer.

STATE TAKEOVER LAWS

    A number of states (including Maryland, where Urban is incorporated) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. In the Merger Agreement, Urban has represented that it has taken all appropriate and necessary actions to, among other things, make the Takeover Statute (as defined in Section 11) inapplicable. See "The Merger Agreement--Takeover Restrictions" in Section 11.

    We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase any Shares tendered. See Section 14.

ANTITRUST

    ANTITRUST--UNITED STATES. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. We believe that these requirements do not apply to our acquisition of Shares in the Offer and the Merger.

    In the event that a filing is required to be made under the HSR Act and the rules promulgated thereunder by the FTC, Head Acquisition LP expects to promptly file a Notification and Report Form with respect to the Offer and the Merger under the HSR Act. The waiting period under the HSR Act with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the fifteenth day after the date on which Head Acquisition LP's forms are filed, unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Head Acquisition LP. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Head Acquisition LP with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Head Acquisition LP. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. If a filing under the HSR Act is required, Head Acquisition LP will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied.

    The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares in the Offer and the Merger. At any time before or after our purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Hexalon, Head Acquisition LP, Head Acquisition Corp, Urban or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.

    Based upon an examination of publicly available information relating to the businesses in which Urban is engaged, we believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

    ANTITRUST--FOREIGN LAWS. We believe that no antitrust filings or notifications with foreign governmental or regulatory authorities will be required in connection with the Offer or the Merger.

16. CERTAIN FEES AND EXPENSES.

    RREEF manages the investments of Hexalon in REIT stocks and is the exclusive investment advisor to Rodamco NV. RREEF is beneficially owned by RoProperty Investment Management N.V., an affiliate of Rodamco NV ("RoProperty"). See "Background of the Offer; Contacts with Urban" in Section 10. Rodamco NV pays RoProperty an annual management fee based on average total assets under management and also reimburses RoProperty for certain expenses, provided that they have been included in a budget approved by Rodamco NV's supervisory board of directors. In connection with the Offer and the Merger, RoProperty will receive its customary compensation and reimbursement.

    Rodamco NV has retained CSI to render certain financial advisory services to Rodamco NV concerning our acquisition of Urban and to act as Dealer Manager in connection with the Offer, pursuant to which CSI will be paid customary compensation in addition to reimbursement for reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel. Rodamco NV also agreed to indemnify CSI and certain related parties against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    We have retained MacKenzie Partners, Inc. as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    In addition, we have retained ChaseMellon Shareholder Services as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the federal securities laws.

    Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers.

17. MISCELLANEOUS.

    We are making the Offer to all holders of Shares solely pursuant to this Offer to Purchase and the related Letter of Transmittal (and any amendments or supplements thereto). We are not aware of any state where the making of the Offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance for payment of Shares tendered pursuant to the Offer, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    In the circumstances described above in Section 11 under "Merger Agreement--The Offer," we will assign our rights to purchase the Shares pursuant to the Offer to Head Acquisition Corp, one of our affiliates, and in such event references herein to us shall be, as appropriate, references to Head Acquisition Corp.

    We and our affiliates, Rodamco NV, Rodamco BV, Hexalon and Head Acquisition Corp, have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO, and any amendments, including exhibits, may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 with respect to information concerning Urban.

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

    Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Rodamco NV, Rodamco BV, Hexalon, Head Acquisition LP, Head Acquisition Corp, Urban or any of their respective subsidiaries or affiliates since the date as of which information is furnished or the date of this Offer to Purchase.

                                          HEAD ACQUISITION, L.P.

October 2, 2000

                                   SCHEDULE I
        DIRECTORS AND EXECUTIVE OFFICERS OF RODAMCO NORTH AMERICA N.V.,
             RODAMCO NORTH AMERICA B.V., HEXALON REAL ESTATE, INC.
                           AND HEAD ACQUISITION CORP.

    DIRECTORS AND EXECUTIVE OFFICERS OF RODAMCO NORTH AMERICA N.V. AND RODAMCO NORTH AMERICA B.V. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Rodamco North America N.V. and each director of Rodamco North America B.V. Rodamco North America B.V. has no registered officers. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with of Rodamco North America N.V. The address of each such person, unless otherwise indicated, is c/o Hexalon Real Estate, Inc., 950 E. Ferry Paces Road, Suite 2275, Atlanta, Georgia 30326, and each such person, unless otherwise indicated, is a citizen of the United States of America.

1.  DIRECTORS OF RODAMCO NORTH AMERICA N.V. AND RODAMCO NORTH AMERICA B.V.

                                                            PRINCIPAL OCCUPATION AND
NAME                                                      FIVE-YEAR EMPLOYMENT HISTORY
----                                                      ----------------------------
Piet A. W. Roef(A)(C)(D)..................  Mr. Roef has been a member of Rodamco North America
                                            N.V.'s Supervisory Board of Directors since July 1999.
                                            He is currently a member of the supervisory board of
                                            Haslemere N.V., Gamma Holding N.V., Hagemeyer N.V. and
                                            Koninklijke Numico N.V., as well as the chairman of the
                                            supervisory board of VNU N.V., a company which is a
                                            publicly listed publishing company. Between 1971 and
                                            1995, Mr. Roef held various senior positions with
                                            responsibilities including President and CEO with Gamma
                                            Holding N.V., a company which is a publicly listed
                                            textile company.

D. J. Andre H. de Bock(A)(C)(E)...........  Mr. de Bock has been a member of Rodamco North America
                                            N.V.'s Supervisory Board of Directors since July 1999.
                                            He is currently a member of the supervisory boards of
                                            OTIS Liften and Orange Global Property Fund N.V. and
                                            advisor to Jones Lang Wootton B.V. Between 1987 and
                                            1997, Mr. de Bock held various senior positions within
                                            the real estate division of the ING Group N.V., a listed
                                            financial company. From 1997 to the present, Mr. de Bock
                                            held various positions with Stichting ROZ Index and
                                            Equity Office Properties.

K. Terry Dornbush(A)(F)...................  Mr. Dornbush has been a member of Rodamco North America
                                            N.V.'s Supervisory Board of Directors since July 1999.
                                            From 1999 to the present, he has been Supervisory
                                            Director of Rodamco Continental Europe N.V., professor
                                            at Nijenrode University and managing director of Nalim
                                            Holding B.V. (merchant bank). Mr. Dornbush began his
                                            career in 1955 with Courts & Company and from 1968 to
                                            1990 held senior positions within several companies in
                                            the United States including American Western
                                            Corporation, Hipolex Corporation and Thermo Materials
                                            Corporation. Between March 1994 and July 1998, he was
                                            the United States Ambassador to the Netherlands.

                                                            PRINCIPAL OCCUPATION AND
NAME                                                      FIVE-YEAR EMPLOYMENT HISTORY
----                                                      ----------------------------
Andrew H. Land(A)(G)(H)...................  Mr. Land has been a member of Rodamco North
                                            America N.V.'s Supervisory Board of Directors since
                                            July 1999. He is currently a member of the supervisory
                                            board of Nedlloyd N.V., one of the three largest
                                            container carriers world-wide, Friesland Coberco Dairy
                                            Foods N.V., an international diary company, and Aalberts
                                            Industries N.V., an industrial group with two core
                                            activities: Industrial Services and Flow Control
                                            Systems. Between 1969 and 1984, Mr. Land held various
                                            senior positions within the Philips Group, in both
                                            Canada and the Netherlands. From February 1984 to April
                                            1999, Mr. Land was principally employed by Hagemeyer, an
                                            international marketing and distribution company with
                                            operations in Europe, North- and South America and the
                                            Asia-Pacific region. He was appointed chairman of the
                                            managing board of Hagemeyer N.V. in January 1986, but
                                            retired from this position in April 1999.

Cornelius J. van Rees(A)(C)(I)............  Mr. Van Rees has been a member of Rodamco North America
                                            N.V.'s Supervisory Board of Directors since June 2000.
                                            He is currently managing director of Shell Pensioenfonds
                                            Beheer B.V. Between 1973 and 1981 he worked for the
                                            Dutch Government. From 1981 to the present he held
                                            various senior positions within the Royal Dutch Shell
                                            Group. Furthermore, Mr. Van Rees is also a member of
                                            Pension Committee of the Dutch Employers Organization,
                                            Chairman of the Association of Company Pension Funds and
                                            European Federation for Retirement Provision (EFRP).

Rodamco North America N.V.(B)(J)..........  Not applicable.

------------------------

(A) Member of the Supervisory Board of Directors of Rodamco North America, N.V.

(B) Sole Director of Rodamco North America B.V.

(C) Dutch citizen

(D) Address: Villapark 8, 5667 HV Geldrop, The Netherlands

(E) Address: Beijsterveld 107, 1083 KB Amsterdam, The Netherlands

(F) Address: Keizersgracht 411, 1016 EL Amsterdam, The Netherlands

(G) Canadian citizen

(H) Address: c/o World Trade Center AA, Schiphol Boulevard 141, 1118 BG,
    Amsterdam              Airport, The Netherlands

(I) c/o Shell Pensioenfonds Beheer B.V., Braillelaan 9, 2289 CL Rijswijk, The Netherlands

(J) Coolsingel 120, Postbus 973, NL-3000 AZ, Rotterdam

2.  EXECUTIVE OFFICERS OF RODAMCO NORTH AMERICA N.V.

                                                         PRINCIPAL OCCUPATION AND
NAME                                                   FIVE-YEAR EMPLOYMENT HISTORY
----                                                   ----------------------------
Gerald E. Egan.........................  Mr. Egan has been the Chairman, Managing Director and
                                         Chief Executive Officer of Rodamco North America N.V.
                                         since July 1999. Mr. Egan holds a B.A. degree from
                                         Northwestern University and a law degree from DePaul
                                         University School of Law. He has 30 years of experience
                                         in real estate. From July 1981 to July 1999, Mr. Egan
                                         was principal-in-charge of the portfolio management
                                         group of RREEF America LLC ("RREEF"), a company which
                                         provides real estate investment management services. He
                                         sits on the management board of RREEF. Prior to joining
                                         RREEF as a principal in 1981, Mr. Egan was a senior
                                         associate in brokerage, development and management of
                                         industrial and commercial properties at Bennett &
                                         Kahnweiler Associates, with whom he was affiliated for
                                         10 years. He is a member of the International Council of
                                         Shopping Centers, the National Association of Industrial
                                         and Office Parks, and the Illinois Bar Association.

Lee M. Letchford.......................  Mr. Letchford has been a Managing Director and Chief
                                         Operating Officer of Rodamco North America N.V. since
                                         July 1999. Mr. Letchford received his B.A. and M.B.A.
                                         degrees from the University of Northern Iowa. Mr.
                                         Letchford has 28 years of experience in real estate
                                         management. From 1990 to 1999, he was senior vice
                                         president and director of properties for the retail
                                         property group of RREEF Management Company, which
                                         includes all types of retail property throughout the
                                         United States. From 1984 until February 1990, when he
                                         joined RREEF, he was senior vice president and director
                                         of retail management for JMB Properties. In addition,
                                         from 1974 to 1984, he was involved with the management
                                         of retail properties for both The Rouse Company and The
                                         Taubman Company. Mr. Letchford is a member of the
                                         International Council of Shopping Centers and the
                                         Association of Foreign Investors in Real Estate.

Timothy C. Koster(A)(B)................  Mr. Koster has been a Managing Director of Rodamco North
                                         America N.V. since July 1999. Mr. Koster holds a
                                         Master's Degree in Dutch law from the State University
                                         of Groningen. He has 15 years of legal experience, 12 of
                                         which have been in real estate. Mr. Koster is
                                         responsible for legal affairs and compliance of a number
                                         of Dutch publicly listed companies. Prior to joining
                                         Rodamco North America N.V., Mr. Koster was corporate
                                         counsel of Rodamco N.V. from April 1992 to June 1999,
                                         senior legal counsel of Mountleigh International Plc/
                                         Mountleigh Coroco Holding B.V. from April 1990 to March
                                         1992 and an attorney with Trenite van Doorne from March
                                         1984 to March 1990. Mr. Koster is also a managing
                                         director of Freeland Corporate Advisors N.V.

                                                         PRINCIPAL OCCUPATION AND
NAME                                                   FIVE-YEAR EMPLOYMENT HISTORY
----                                                   ----------------------------
Daniel S. Weaver.......................  Mr. Weaver has been a Managing Director and Chief
                                         Financial Officer of Rodamco North America N.V. since
                                         July 1999. Mr. Weaver received a Bachelor's Degree in
                                         Architecture and a M.B.A. from Miami University of
                                         Oxford, Ohio. He has 14 years of real estate
                                         experience. From January 1996 to July 1999, Mr. Weaver
                                         was responsible for providing capital markets services
                                         and structuring development investments for RREEF. Prior
                                         to joining RREEF, from March 1988 to January 1996,
                                         Mr. Weaver was a vice president with Homart Development
                                         Co., with responsibility for executing major capital
                                         transactions. Mr. Weaver began his real estate career in
                                         March 1986 with Sun Bank as a commercial real estate
                                         officer. He is currently a member of International
                                         Council of Shopping Centers and the Association of
                                         Foreign Investors in Real Estate.

------------------------

(A) Dutch citizen

(B) c/o Rodamco North America N.V., Coolsingel 120, Postbus 973, NL-3000, Rotterdam

    DIRECTORS AND EXECUTIVE OFFICERS OF HEXALON REAL ESTATE, INC. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Hexalon Real Estate, Inc. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Hexalon Real Estate, Inc. The business address of each such person, unless otherwise indicated, is c/o Hexalon Real Estate, Inc, 950 E. Paces Ferry Road, Suite 2275, Atlanta, Georgia 30326, and each such person, unless otherwise indicated, is a citizen of the United States of America.

1.  DIRECTORS OF HEXALON REAL ESTATE, INC.

                                                            PRINCIPAL OCCUPATION AND
NAME                                                      FIVE-YEAR EMPLOYMENT HISTORY
----                                                      ----------------------------
Gerald E. Egan............................                            (C)
Lee M. Letchford..........................                            (C)
Timothy C. Koster(A)(B)...................                            (C)
Daniel S. Weaver..........................                            (C)

------------------------

(A) Dutch citizen

(B) c/o Rodamco North America N.V., Coolsingel 120, Postbus 973, NL-3000, Rotterdam

(C) See employment history set forth in this Schedule I under "Directors and Executive Officers of Rodamco North America N.V. and Rodamco North America B.V."

2.  EXECUTIVE OFFICERS OF HEXALON REAL ESTATE, INC.

                                                            PRINCIPAL OCCUPATION AND
NAME                                                      FIVE-YEAR EMPLOYMENT HISTORY
----                                                      ----------------------------
Gerald E. Egan(A).........................                            (E)
Lee M. Letchford(B).......................                            (E)
Timothy C. Koster(C)(D)...................                            (E)
Daniel S. Weaver(D).......................                            (E)
Frans A. Bakker(D)........................  Mr. Bakker has been a Vice President of Hexalon Real
                                            Estate, Inc. since April 1996. Mr. Bakker holds a
                                            Master's Degree in Dutch tax law from the University of
                                            Amsterdam. Mr. Bakker is responsible for fiscal affairs
                                            and compliance of a number of Dutch publicly listed
                                            companies. Prior to joining Hexalon Real Estate, Inc.,
                                            Mr. Bakker was tax manager and senior vice president
                                            tax & treasury of Rodamco North America N.V. from 1990
                                            to June 1999 and from 1978 to 1990 he held various
                                            positions within the Royal Shell Group. Currently
                                            Mr. Bakker is also a managing director of Freeland
                                            Corporate Advisors N.V.

Sharon E. Bair(D).........................  Sharon Bair is a Vice President with Rodamco North
                                            America N.V., a position she has held since April 1999.
                                            Prior to that, she was a Senior Asset Manager with CGR
                                            Advisors in the Retail Asset Management division for
                                            four years. Ms. Bair has 18 years of real estate
                                            business experience, including ten years in the Retail
                                            Asset Management department of CGR Advisors. Prior to
                                            joining CGR Advisors, Ms. Bair was an auditor with
                                            Touche Ross & Company (today known as Deloitte & Touche)
                                            and Anderson Properties, a southeast real estate
                                            management and development firm. Ms. Bair was born in
                                            Miami, Florida in 1960. She is a 1982 graduate of
                                            Stetson University with a bachelor's degree in Business
                                            Administration. Additionally, she holds a Certified
                                            Public Accountant license (inactive status), and is a
                                            member of the International Council of Shopping Centers.

Thomas F. Heyse(D)........................  Tom Heyse is a Vice President with Rodamco North America
                                            N.V., a position he has held since April 1999. Prior to
                                            that, he was a Senior Asset Manager at CGR Advisors in
                                            the Retail Asset Management division for seven years.
                                            Mr. Heyse has 22 years of real estate business
                                            experience. Prior to joining CGR, he worked in various
                                            capacities and locations for RREEF. He also was
                                            associated with Homart Development Co. as a General
                                            Manager of three shopping centers. Prior to Homart, Mr.
                                            Heyse was employed by Sears Roebuck & Co. Mr. Heyse was
                                            born in Bismarck, North Dakota in 1951. He is a 1973
                                            graduate of Valparaiso University with a bachelor's
                                            degree in Management and Marketing where he graduated
                                            magna cum laude.

------------------------

(A) Chief Executive Officer

(B) President

(C) Dutch citizen; Address: c/o Rodamco North America N.V., Coolsingel 120, Postbus 973, NL-3000, Rotterdam

(D) Vice President

(E) See employment history set forth in this Schedule I under "Directors and Executive Officers of Rodamco North America N.V. and Rodamco North America B.V."

    DIRECTOR AND EXECUTIVE OFFICERS OF HEAD ACQUISITION CORP. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of the sole director and executive officer of Head Acquisition Corp. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Head Acquisition Corp. The business address of each such person, unless otherwise indicated, is c/o Hexalon Real Estate, Inc., 950 East Paces Ferry Road, Suite 2275, Atlanta, Georgia 30326, and each such person, unless indicated, is a citizen of the United States of America.

1.  DIRECTOR OF HEAD ACQUISITION CORP.

                                                            PRINCIPAL OCCUPATION AND
NAME                                                      FIVE-YEAR EMPLOYMENT HISTORY
----                                                      ----------------------------
Daniel S. Weaver..........................                            (A)

------------------------

(A) See employment history set forth in this Schedule I under "Directors and Executive Officers of Rodamco North America N.V. and Rodamco North America B.V."

2.  EXECUTIVE OFFICERS OF HEAD ACQUISITION CORP.

                                                            PRINCIPAL OCCUPATION AND
NAME                                                      FIVE-YEAR EMPLOYMENT HISTORY
----                                                      ----------------------------
Gerald E. Egan(A).........................                            (F)
Lee M. Letchford(B).......................                            (F)
Timothy L. Koster(C)(D)...................                            (F)
Daniel S. Weaver(E).......................                            (F)

------------------------

(A) Chief Executive Officer

(B) President

(C) Dutch citizen; Address: c/o Rodamco North America N.V., Coolsingel 120, Postbus 973, NL-3000, Rotterdam

(D) Vice President

(E) Secretary, Treasurer and Vice President

(F) See employment history set forth in this Schedule I under "Directors and Executive Officers of Rodamco North America N.V. and Rodamco North America B.V."

                        THE DEPOSITARY FOR THE OFFER IS:

                                      logo

             BY MAIL:                 BY OVERNIGHT DELIVERY:            BY HAND DELIVERY:

    Reorganization Department       Reorganization Department       Reorganization Department
          P.O. Box 3301                 85 Challenger Road                 120 Broadway
   South Hackensack, New Jersey         Mail Stop -- Reorg                  13th Floor
              07606                Ridgefield Park, New Jersey       New York, New York 10271
                                              07660

            FACSIMILE TRANSMISSION (FOR ELIGIBLE INSTITUTIONS ONLY):
                                 (201) 296-4293
                CONFIRM RECEIPT OF FACSIMILE BY TELEPHONE ONLY:
                                 (201) 296-4860
                            ------------------------

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at our expense. Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Urban or his broker, dealer, commercial bank, trust company or other nominee to the Depository at one of its addresses set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                      LOGO

                                156 Fifth Avenue
                               New York, NY 10010

                      E-mail: proxy@mackenziepartners.com
                          (212) 929-5500 Call Collect
                         Call Toll-Free: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:
                             CHASE SECURITIES INC.

                                270 Park Avenue
                            New York, New York 10017
                          Call Collect: (212) 270-0895